Exhibit (a)(1)(i)
OFFER DOCUMENT

OFFER TO PURCHASE FOR CASH

Any and All Outstanding Class A Shares and Class B Shares
(And Class B Shares Held as American Depositary Shares)

of

Quilmes Industrial (Quinsa), Société Anonyme
Registered Office: 84, Grand Rue, L-1660 Luxembourg
Registered Number: RCS B 32 501

at

A Purchase Price of
$4.0625 per Class A Share
$40.625 per Class B Share
($81.25 per American Depositary Share)

by

COMPANHIA DE BEBIDAS DAS AMÉRICAS — AMBEV — OFFEROR

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME
(WHICH IS 11:00 P.M. LUXEMBOURG TIME), ON JANUARY 30, 2008
UNLESS THE OFFER IS EXTENDED.

Companhia de Bebidas das Américas — AmBev, a Brazilian corporation with registered offices in São Paulo, SP, Brazil (registration number with the São Paulo Commercial Registry 35,300,157,770) (“AmBev” or the “Offeror” or “we” or “us”), is offering to purchase any and all outstanding Class A shares and Class B shares (and Class B shares held as American Depositary Shares (“ADSs”)) of Quilmes Industrial (Quinsa), Société Anonyme, a Luxembourg public limited company (“Quinsa” or the “Company”), that are not owned by us or our affiliates at a purchase price of $4.0625 per Class A share, $40.625 per Class B share and $81.25 per ADS, net to the seller in cash (less any amounts withheld under applicable tax laws), without interest (the “Offer”), upon the terms and subject to the conditions set forth in this Offer Document as it may be amended or supplemented from time to time (the “Offer Document”) and in the related Letters of Transmittal (as defined below) as they may be amended or supplemented from time to time. The Offer Document together with the Letters of Transmittal shall be known as the “Offer Documentation”. You may participate in the Offer by tendering your Class B shares of the Company in the form of either shares or ADSs. Since each ADS represents two Class B shares, the tender of an ADS will be equivalent to the tender of two underlying Class B shares and, upon the terms and subject to the conditions of this Offer, we will purchase each ADS properly tendered and not properly withdrawn at a purchase price equal to $81.25 per ADS. In the event that at least 5,968,722 Class B shares (including Class B shares held as ADSs) have been tendered and not withdrawn pursuant to this Offer by January 30, 2008, AmBev will increase the price offered for each share to $4.125 per Class A share, $41.25 per Class B share and $82.50 per ADS. If subsequent to an increase in price, tendered shares are withdrawn such that fewer than 5,968,722 shares are tendered and not withdrawn, then AmBev reserves the right to decrease the price to the original price. Any increase or decrease in the price offered will be announced publicly via press release or other broad means of dissemination and the offer will be extended if necessary so that it remains open at least 10 business days from the date the change in price is announced.

THE OFFER IS CONDITIONED ON CERTAIN CONDITIONS.  SEE “THE OFFER — SECTION 5”.

Class A shares and Class B shares are admitted to listing and trading on the Luxembourg Stock Exchange (the “LSE”), and the Reuter codes for Class A shares is “QUIN.LU” and for Class B shares is QUIN — p.LU. ADSs are listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol “LQU”. On January 11, 2008, the trading price on the LSE of the Class A shares and Class B shares was $4.04 per Class A share and $38.80 per Class B share, and the trading price on the NYSE of the ADSs was $81.90 per ADS. You are urged to obtain current market quotations for Class A shares, Class B shares and ADSs. See “The Offer — Section 6”.

AmBev has plans for Quinsa to apply to delist the ADSs from the NYSE (including the remaining non-tendered ADSs) and the Class A shares and Class B shares from the LSE (including the remaining non-tendered Class A shares and Class B shares), to terminate the ADS facility and, as and when permitted by applicable law and regulation, the registration of the Class B shares under the Exchange Act (as defined below).

The Company’s Board of Directors has not yet made a recommendation about whether the shareholders should tender their shares in the Offer. See “Special Factors — Section C”. Neither AmBev’s Board of Directors nor the Dealer Manager nor any other agent acting on our behalf make any recommendation to you as to whether you should tender or refrain from tendering your Class A shares or Class B shares or ADSs. You must make your own decision as to whether to tender your Class A shares or Class B shares or ADSs and, if so, how many Class A shares or Class B shares or ADSs to tender. In so doing, you should read carefully the information in this Offer Document and in the related Letters of Transmittal, including our reasons for making the Offer.

THIS OFFER IS MADE IN ACCORDANCE WITH THE APPLICABLE FEDERAL SECURITIES LAWS OF THE UNITED STATES AND THE APPLICABLE LAWS OF LUXEMBOURG.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC” OR THE “COMMISSION”) OR ANY STATE SECURITIES COMMISSION, NOR HAS ANY SUCH COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THERE WILL BE ONLY ONE OFFER. THE CSSF HAS REVIEWED THIS OFFER DOCUMENTAND HAS NOT OBJECTED TO THE OFFER PROCEEDING IN LUXEMBOURG ON THE BASIS OF THIS OFFER DOCUMENT. THE OFFER WILL OPEN IN LUXEMBOURG AND THE U.S. ON DECEMBER 28, 2007 AND THE OFFER DOCUMENT WILL BE FILED WITH THE SEC. THE REVIEW OF THE SEC IS A SIMULTANEOUS REVIEW CARRIED OUT DURING THE LIFE OF THE OFFER ITSELF. SHOULD THE SEC REQUIRE ANY MODIFICATIONS OF THE OFFER DOCUMENTATION, WE WILL FILE A SUPPLEMENT WITH THE SEC AND CSSF TO THE EXTENT REQUIRED BY APPLICABLE LAW.

Every significant new factor, material mistake or inaccuracy relating to the information included in the Offer Document which is capable of affecting the assessment of the securities and which arises or is noted between the time when the Offer Document is approved and the end of the Offer shall be mentioned in a supplement to this Offer Document, which will be published in accordance with the applicable regulations.

The distribution of the Offer Document and any separate documentation relating to the Offer (e.g., Letters of Transmittal, various notices, the form of withdrawal request and press releases) and the making of the Offer may, in some jurisdictions, be restricted or prohibited by applicable law. The Offer is not being made, directly or indirectly, in or into, and may not be accepted from within, any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of that jurisdiction. Persons who come into possession of the Offer Document or other documentation relating to the Offer should inform themselves of and observe all of these restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of that jurisdiction. None of AmBev or any of its officers, directors, employees, advisors, affiliates or agents assume any responsibility for any violation by any person of any of these restrictions. Any holder of Class A shares or Class B shares or ADSs of the Company who is in any doubt as to his or her position should consult an appropriate professional adviser without delay.

The Dealer Manager for the Offer is:

CREDIT SUISSE SECURITIES (USA) LLC

Offer Document dated December 28, 2007

IMPORTANT

TENDERING ADSs.

If you want to tender all or part of your ADSs, you must do one of the following before the Offer expires:

•	if your ADSs are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your ADSs for you;

•	if you hold American Depositary Receipts (“ADRs”) evidencing ADSs in your own name, complete and sign the Letter of Transmittal to Tender American Depositary Shares (the “ADS Letter of Transmittal”) according to its instructions and deliver it, together with any required signature guarantees, the ADRs evidencing your ADSs and any other documents required by the ADS Letter of Transmittal, to The Bank of New York, the ADS Tender Agent for the Offer; or

•	if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer Document, tender your ADSs according to the procedure for book-entry transfer described in “The Offer — Section 2” of this Offer Document.

If you want to tender ADSs but the ADRs evidencing your ADSs are not immediately available or cannot be delivered to the ADS Tender Agent within the required time or you cannot comply with the procedure for book-entry transfer, or your other required documents cannot be delivered to the ADS Tender Agent by the Expiration Date of the Offer, you may still tender your ADSs if you comply with the guaranteed delivery procedure described in “The Offer — Section 2” of this Offer Document.

TENDERING CLASS A SHARES AND CLASS B SHARES.

If you want to tender all or part of your Class A shares or Class B shares, you must do one of the following before the Offer expires:

•	if your Class A shares or Class B shares are registered in your name on the Company’s share register, complete and sign the Letter of Transmittal to Tender Shares (the “Share Letter of Transmittal”) according to its instructions and deliver it, together with any registered share certificate(s) or other written evidence of your ownership of the tendered Class A shares or Class B shares that you may have, to The Bank of New York, London, the Share Tender Agent for the Offer, or if in Luxembourg, to The Bank of New York (Luxembourg) S.A. You do not have to submit share certificates or other written confirmation of your registered ownership of the tendered registered shares in order to make a valid tender. The Company will confirm the share ownership of each tendering holder by examining the Company’s share register and the notations in the Company’s share register will determine legal ownership of Class A shares or Class B shares. Your tender of Class A shares or Class B shares registered in your name will not be valid until the Share Tender Agent receives written confirmation from the Company that you are recorded as the registered owner of the tendered shares in the Company’s share register;

•	if you hold your Class A shares or Class B shares in the form of bearer share certificate(s), complete and sign the Share Letter of Transmittal according to its instructions and deliver it, together with your bearer share certificate(s), to the Share Tender Agent; or

•	if your Class A shares or Class B shares are held in a clearing system such as Euroclear or Clearstream, Luxembourg, which we refer to as the “clearing systems”, you should contact the financial institution through which you hold your shares and instruct that financial institution to take appropriate steps to (1) complete and sign or have completed and signed the Share Letter of Transmittal according to its instructions and deliver or cause the completed and signed Share Letter of Transmittal to be delivered to the Share Tender Agent at its address set forth on the back cover of this Offer Document, (2) block or cause the blocking of such tendered Class A shares or Class B shares within the clearing system, and (3) transfer or cause the transfer to the Share Tender Agent, after the Expiration Date of the tendered Class A shares or Class B shares that we purchase pursuant to the Offer at its address set forth on the back cover of this Offer Document. Such tender of Class A shares or Class B shares will not be valid until the Share Tender Agent receives a Share Letter of Transmittal relating to such Class A shares or Class B shares which is properly completed and executed and confirmation from the clearing system that your shares have been blocked. You should consult the financial institution through which you hold your Class A shares or Class B shares to determine how, and by what time, you must deliver tender, blocking and transfer instructions to them.

FOR ALL TENDERS.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent for the Offer, or to Credit Suisse Securities (USA) LLC, the Dealer Manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover page of this Offer Document. Requests for additional copies of this Offer Document, the Letters of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent, the ADS Tender Agent or the Share Tender Agent at those addresses and telephone numbers.

We are not making this Offer to, and will not accept any tendered Class A shares or Class B shares or ADSs from, holders of Class A shares or Class B shares or ADS holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to holders of Class A shares or Class B shares or ADS holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR CLASS A SHARES OR CLASS B SHARES OR ADSs IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER DOCUMENT OR ANY OTHER DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER DOCUMENT OR IN THE RELATED LETTERS OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER OR ANY OTHER AGENT WORKING FOR US.

SUMMARY TERM SHEET

This summary term sheet highlights certain material information in this Offer Document, but you should realize that it does not describe all of the details of this Offer to the same extent described elsewhere in this Offer Document. We urge you to read this entire Offer Document and the related Letters of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer Document where you will find a more complete discussion.

WHO IS OFFERING TO PURCHASE MY CLASS A SHARES, CLASS B SHARES AND/OR ADSs?

AmBev is offering to purchase up to 5,483,950 Class A shares and up to 8,800,060 Class B shares (including Class B shares held as ADSs) of the Company, which represent the outstanding Class A shares and Class B shares (and Class B shares held as ADSs) not owned by us or our affiliates. You may participate in this Offer by tendering either Class A shares, Class B shares and/or ADSs.

HOW MUCH ARE YOU OFFERING TO PAY FOR MY CLASS A SHARES, CLASS B SHARES AND/OR ADSs AND WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

You may participate in the Offer by tendering your Class A shares or Class B shares (in the form of either shares or ADSs) of the Company.

We are offering to pay $4.0625 per Class A share, $40.625 per Class B share and $81.25 per ADS, net to the seller in cash (less any amounts withheld under applicable tax laws), without interest, upon the terms and subject to the conditions set forth in this Offer Document and in the related Letters of Transmittal, in U.S. Dollars. Since each ADS represents two Class B shares, the tender of an ADS will be equivalent to the tender of two underlying Class B shares and, upon the terms and subject to the conditions of this Offer, we will purchase each ADS properly tendered and not properly withdrawn at a purchase price equal to $81.25 per ADS. In the event that at least 5,968,722 Class B shares (including Class B shares held as ADSs) have been tendered and not withdrawn pursuant to this Offer by January 30, 2008, AmBev will increase the price offered for each share to $4.125 per Class A share, $41.25 per Class B share and $82.50 per ADS. If subsequent to an increase in price, tendered shares are withdrawn such that fewer than 5,968,722 shares are tendered and not withdrawn, then AmBev reserves the right to decrease the price to the original price. Any increase or decrease in the price offered will be announced publicly via press release or other broad means of dissemination and the offer will be extended if necessary so that it remains open at least 10 business days from the date the change in price is announced. You will receive this payment either from one or more of AmBev or AmBev’s subsidiaries. If you hold your Class A shares and/or Class B shares and/or ADSs registered in your own name and you tender your Class A shares or Class B shares (and Class B shares held as ADSs) to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Class A shares or Class B shares or ADSs through a broker or other nominee, and your broker tenders your Class A shares or Class B shares or ADSs on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See “The Offer — Section 1”.

WHAT WILL BE THE FORM OF PAYMENT OF THE PURCHASE PRICE?

You will be paid the purchase price for your Class A shares or Class B shares or ADSs that we purchase pursuant to the Offer, net in cash in U.S. Dollars (less any amounts withheld under applicable tax laws), without interest. We will not pay for your Class A shares or Class B shares or ADSs in any currency other than U.S. Dollars. If you do not have a U.S. Dollar-denominated account or if, for any other reason, you wish to receive the purchase price in a currency other than U.S. Dollars, you should consult with your custodian to determine the applicable exchange rate and whether any charges will apply. Subject to the conditions of this Offer, we will pay the purchase price promptly after the expiration of the Offer period (and in no case later than 5 days after the expiration of the offer period). See “The Offer — Section 1”.

HOW MANY CLASS A SHARES, CLASS B SHARES AND/OR ADSs ARE YOU OFFERING TO PURCHASE?

We are offering to purchase up to 5,483,950 Class A shares and up to 8,800,060 Class B shares (including Class B shares held as ADSs) of the Company, which represent the outstanding Class A shares and Class B shares (and Class B shares held as ADSs) not owned by us or our affiliates. See “The Offer — Section 1”.

HOW WILL YOU PAY FOR THE CLASS A SHARES AND/OR CLASS B SHARES AND/OR ADSs?

We will use general corporate funds to pay for the Class A shares, Class B shares and ADSs tendered in the Offer. See “The Offer — Section 7”. The Offer is not subject to the receipt of financing. The Offer is subject to certain conditions. See “The Offer — Section 5”.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

Because the form of payment in the Offer consists solely of cash, we do not think our financial condition beyond our ability to pay the purchase price out of cash on hand is material to your decision whether to tender in the Offer. Additionally, the Offer is not subject to any financing condition. See “The Offer — Section 7”.

HOW LONG DO I HAVE TO TENDER MY CLASS A SHARES AND/OR CLASS B SHARES AND/OR ADSs?

The Offer will commence on December 28, 2007. You may tender your Class A shares and/or Class B shares and/or ADSs until the Offer expires. The Offer will expire on January 30, 2008 (the “Expiration Date”), at 5:00 p.m., New York City time (which is 11:00 p.m. Luxembourg time), unless we extend the Offer. We may choose to extend the Offer for any reason in accordance with applicable law. We cannot assure you that the Offer will be extended or, if extended, for how long. See “The Offer — Section 13”. We will issue a press release by 11:00 p.m. Luxembourg time (which is 5:00 p.m. New York City time), on the business day prior to the previously scheduled expiration date if we decide to extend the Offer. If we extend the Offer, you may tender your Class A shares and/or Class B shares and/or ADSs until the Offers expires at the end of such extension.

DO FINANCIAL INSTITUTIONS AND CLEARING SYSTEMS THROUGH WHICH I HOLD MY CLASS A SHARES AND/OR CLASS B SHARES AND/OR ADSs HAVE AN EARLIER DEADLINE?

For Class A shares and/or Class B shares and/or ADSs held through a financial institution or clearing system, there is likely to be a deadline prior to the expiration of the Offer by which these institutions or systems must be instructed to take the steps necessary to tender your Class A shares and/or Class B shares and/or ADSs into the Offer. The Depository Trust Company will accept tenders up to the Expiration Date.

CAN THE OFFER BE EXTENDED, AMENDED OR TERMINATED, AND UNDER WHAT CIRCUMSTANCES?

Subject to compliance with applicable law and Rule 240.14(d)-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Class A shares or Class B shares that have been tendered (including those tendered as ADSs). We can terminate the Offer under certain circumstances. See “The Offer — Sections 5 and 13”.

HOW WILL I BE NOTIFIED IF YOU EXTEND THE OFFER OR AMEND THE TERMS OF THE OFFER?

We will issue a press release by 11:00 p.m. Luxembourg time (which is 5:00 p.m. New York City time), on the business day prior to the previously scheduled expiration date if we decide to extend the Offer. We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer — Section 13”.

WHAT IS THE PURPOSE OF THE OFFER?

We are making the Offer for the purpose of acquiring any and all of the remaining Class A shares and Class B shares of Company (and Class B shares held as ADSs) that are not owned by us or our affiliates. Following the consummation of the Offer, AmBev has plans for Quinsa to apply to delist the remaining non-tendered ADSs from the NYSE and the remaining non-tendered Class A shares and Class B shares from the LSE and to terminate the ADS facility and, as and when permitted by applicable law and regulation, the registration of the Class B shares under the Exchange Act. The consummation of the Offer would allow public shareholders of the Company to realize a premium over the historical market price of their shares. See “Special Factors — Section A”.

WHAT DOES THE COMPANY’S BOARD OF DIRECTORS RECOMMEND REGARDING THE TENDER OFFER?

The Company’s Board of Directors unanimously determined that the Offer is fair to the Company’s shareholders other than AmBev and its affiliates, and decided to recommend that shareholders tender their shares in the Offer. See “Special Factors — Section C”.

IF I DO NOT TENDER MY SHARES BUT THE OFFER IS CONSUMMATED, WHAT WILL HAPPEN TO MY SHARES?

If the Offer is consummated and you do not tender your shares, then you will continue to be a shareholder in the Company. We expect that after consummation of the Offer the liquidity of your shares will be significantly reduced. AmBev has plans for Quinsa to apply to delist the ADSs from the NYSE (including the remaining non-tendered ADSs), and the Class A shares and Class B shares from the LSE (including the remaining non-tendered Class A shares and Class B shares), to terminate the ADS facility and, as and when permitted by applicable law and regulation, the registration of the Class B shares under the Exchange Act.

ARE THERE ANY CONDITIONS TO THE OFFER?

Yes. Our obligation to accept and pay for your tendered Class A shares and/or Class B shares and/or ADSs depends on a number of conditions, including:

(1) there shall not be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal of the United States or any non-United States jurisdiction, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer or the acquisition of some or all of the Class A shares or Class B shares or ADSs pursuant to the Offer or (ii) in our reasonable judgment, could materially and adversely affect our or our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise could materially impair in any way the contemplated future conduct of the business of us or our subsidiaries, taken as a whole, or could materially impair our ability to purchase any and all outstanding Class A shares or Class B shares (including those tendered as ADSs) of the Company in the Offer; and

(2) there shall not have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, could directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Class A shares or Class B shares or ADSs illegal or otherwise restrict or prohibit completion of the Offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Class A shares, Class B shares or ADSs, or (iii) materially and adversely affect our or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or our affiliates.

These conditions may be waived by us, in whole or in part, at any time in our sole discretion before the Expiration Date.

FOLLOWING THE OFFER, WILL QUINSA CONTINUE AS A PUBLIC COMPANY?

AmBev has plans for Quinsa to apply to delist the remaining non-tendered ADSs from the NYSE and the remaining non-tendered Class A shares and Class B shares from the LSE, and to terminate the ADS facility and, as and when permitted by applicable law and regulation, the registration of the Class B shares under the Exchange Act. See “Special Factors — Section A”.

WHAT ARE THE TERMS OF AMBEV’S AGREEMENT WITH THE SELLING MINORITY HOLDERS?

On December 21, 2007, AmBev entered into stock purchase agreements with three of the Company’s largest shareholders (other than AmBev) who on that date held 0.01% of Quinsa’s outstanding Class A shares and 7.4% of Quinsa’s outstanding Class B shares (39.7% of the outstanding Class B shares not owned by AmBev and its affiliates as of that date). Pursuant to the terms of the stock purchase agreements, the selling shareholders agreed to tender and not withdraw their shares pursuant to the Offer. The parties also agreed that if more than 5,968,722 Class B shares are tendered and not withdrawn AmBev would increase the price paid for the selling shareholders’ shares to $4.125 per Class A share, $41.25 per Class B share and $82.50 per ADS. Subject to certain conditions set forth in the stock purchase agreements, if the selling shareholders do not tender their shares or the tender offer is not consummated following the completion of the Tender Offer, AmBev will purchase the shares from the selling shareholders in transactions not pursuant to the Offer. For more information on AmBev’s agreements with these selling shareholders, you should read the agreements, which are incorporated into this Offer Document by reference.

HOW DO I TENDER MY ADSs?

To tender your ADSs, prior to 5:00 p.m. New York City time (which is 11:00 p.m. Luxembourg time), on January 30, 2008, unless the Offer is extended:

•	you must deliver your ADRs evidencing your ADSs and a properly completed and duly executed ADS Letter of Transmittal to The Bank of New York, the ADS Tender Agent, at the address appearing on the back cover page of this Offer Document; or

•	the ADS Tender Agent must receive a confirmation of receipt of your ADSs by book-entry transfer and a properly completed and duly executed ADS Letter of Transmittal or an agent’s message; or

•	you must comply with the guaranteed delivery procedure outlined in “The Offer — Section 2”.

HOW DO I TENDER MY CLASS A SHARES AND/OR CLASS B SHARES?

To tender your Class A shares or Class B shares, prior to 11:00 p.m. Luxembourg time (which is 5:00 p.m. New York City time), on January 30, 2008, unless the Offer is extended:

•	if your Class A shares or Class B shares are registered in your name on the Company’s share register, you must deliver a properly completed and duly executed Share Letter of Transmittal to the Share Tender Agent, at the address appearing on the back cover of this Offer Document. You do not have to submit share certificates or other written confirmation of your registered ownership of your tendered shares in order to validly tender your shares. The Company will confirm the share ownership of each holder that tenders registered shares by examining the Company’s share register and the notations in the share register will determine legal ownership of the Class A shares or Class B shares. Nevertheless, we suggest that you deliver to the Share Tender Agent any share certificates or other written confirmation of your ownership of your Class A shares or Class B shares that you may have and that you indicate in the appropriate places in the Share Letter of Transmittal whether you have any share certificates or other written confirmation of your registered ownership, and whether you are submitting those documents with your Share Letter of Transmittal; or

•	if you hold your Class A shares or Class B shares in the form of bearer share certificate(s), you must deliver the bearer share certificate(s) and a properly completed and duly executed Share Letter of Transmittal to the Share Tender Agent, at the address appearing on the back cover of this Offer Document; or

•	if your Class A shares or Class B shares are held in a clearing system, you should contact the financial institution through which you hold your shares and instruct that financial institution to take appropriate steps to (1) complete and sign or have completed and signed the Share Letter of Transmittal according to its instructions and deliver or cause the completed and signed Share Letter of Transmittal to be delivered to the Share Transfer Agent at its address set forth on the back cover of this Offer Document, (2) block or cause the blocking of your tendered Class A shares or Class B shares within the clearing system, and (3) transfer or cause the transfer to the Share Tender Agent, after the Expiration Date, of your tendered Class A shares or Class B shares that we purchase pursuant to the Offer.

CAN I SURRENDER MY ADSs FOR CLASS B SHARES AND THEN TENDER THE CLASS B SHARES?

Yes. To surrender your ADSs for Class B shares, you must comply with the requirements of the Amended and Restated Deposit Agreement dated as of August 2, 2007, by and among the Company, The Bank of New York (as depositary under the agreement) and the holders and beneficial owners from time to time of ADRs. You should contact the ADR Division of The Bank of New York at (212) 815-2231 to determine these requirements. You must pay certain fees and charges in connection with any such surrender, including a surrender fee of a maximum of $5 per 100 ADSs surrendered (or portion thereof). To tender the Class B shares you receive following surrender of your ADSs, you must comply with all of the procedures set forth in this Offer Document and the Share Letter of Transmittal. See “The Offer — Sections 1 and 2” and the instructions to the Share Letter of Transmittal.

CAN I CHANGE MY MIND AFTER I HAVE TENDERED CLASS A SHARES AND/OR CLASS B SHARES AND/OR ADSs IN THE OFFER?

Yes. You may withdraw any Class A shares and/or Class B shares and/or ADSs you have tendered at any time before the expiration of the Offer, which will occur at 5:00 p.m. New York City time (which is 11:00 p.m. Luxembourg time), on January 30, 2008, unless we extend it. If we have not accepted for payment the Class A shares and/or Class B shares and/or ADSs you have tendered to us, you may also withdraw your Class A shares and/or Class B shares and/or ADSs after 9:00 a.m. New York City time (which is 3:00 p.m. Luxembourg time), on January 31, 2008. See “The Offer — Section 3”. If you surrender your ADSs for Class B shares, tender the Class B shares you receive to the Offer and subsequently withdraw those Class B shares before the Expiration Date, you must pay certain fees and charges, including an issuance fee of a maximum of $5 per 100 ADSs to have ADSs issued for the underlying Class B shares. Such issuance fee is payable in accordance with the terms of the Amended and Restated Deposit Agreement dated as of August 2, 2007, by and among the Company, The Bank of New York (as depositary under the agreement) and the holders and beneficial owners from time to time of ADRs and is not being imposed as a consequence of the Offer.

HOW DO I WITHDRAW ADSs I PREVIOUSLY TENDERED?

You must deliver on a timely basis an original signed notice of your withdrawal to the ADS Tender Agent at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of ADSs to be withdrawn and the name of the registered holder of such ADSs. Some additional requirements apply if the ADRs evidencing the ADSs to be withdrawn have been delivered to the ADS Tender Agent or if your ADSs have been tendered under the procedure for book-entry transfer set forth in “The Offer - Section 2”. See “The Offer — Section 3”.

HOW DO I WITHDRAW CLASS A SHARES AND/OR CLASS B SHARES PREVIOUSLY TENDERED?

You must deliver, or cause to be delivered, on a timely basis an original signed notice of withdrawal to the Share Tender Agent at the address appearing on the back cover page of this Offer Document. Your notice of withdrawal must specify the name of the tendering holder, the number of Class A shares or Class B shares to be withdrawn and, if you delivered bearer certificates to the Share Tender Agent, the bearer certificate number of each share to be withdrawn. Some additional requirements apply if you delivered to the Share Tender Agent registered share certificate(s) or other written evidence of your ownership of the Class A shares or Class B shares to be withdrawn or if you tendered under the procedure for transfer through a clearing system set forth in “The Offer — Section 2”. See “The Offer — Section 3”.

WILL YOU PURCHASE ALL OF THE TENDERED CLASS A SHARES AND CLASS B SHARES (INCLUDING THOSE TENDERED AS ADSs)?

Subject to the conditions set forth in this Offer Document, we will purchase any and all Class A shares and Class B shares (including those tendered as ADSs) from all holders who properly tender and have not properly withdrawn their Class A shares or Class B shares (including those tendered as ADSs). See “The Offer — Sections 1 and 6”.

WILL AMBEV’S DIRECTORS AND OFFICERS TENDER CLASS A SHARES AND/OR CLASS B SHARES AND/OR ADSs IN THE OFFER?

No. Other than Dunvegan S.A., an AmBev subsidiary which is a director of the Company, AmBev’s directors and executive officers do not own any Class A shares or Class B shares (including those owned in the form of ADSs). See “The Offer — Section 10”.

WHEN AND HOW WILL YOU PAY FOR THE CLASS A SHARES AND/OR CLASS B SHARES AND/OR ADSs I TENDER?

We will pay the purchase price for the Class A shares and Class B shares (including those tendered as ADSs) we purchase, net in cash in U.S. Dollars (less any amounts withheld under applicable tax laws), without interest, promptly after the expiration of the Offer and the acceptance of the Class A shares or Class B shares (including those tendered as ADSs) for payment (and in no case later than 5 days after the expiration of the offer period). We will pay for the Class A shares and Class B shares tendered in the form of shares and accepted for purchase by depositing the aggregate purchase price for the Class A shares or Class B shares with The Bank of New York, the Share Tender Agent for the Offer, promptly after the expiration of the Offer. We will pay for the Class B shares tendered in the form of ADSs and accepted for purchase by depositing the aggregate purchase price for the ADSs with The Bank of New York, the ADS Tender Agent for the Offer, promptly after the expiration of the Offer. The Share Tender Agent and the ADS Tender Agent will act as your agents and will transmit to you the payment for all of your Class A and Class B shares (including those tendered as ADSs) accepted for payment. See “The Offer — Section 4”.

WHAT IS THE RECENT MARKET PRICE FOR THE CLASS A SHARES, THE CLASS B SHARES AND ADSs?

On January 11, 2008, the trading price on the LSE of the Class A shares and Class B shares was $4.04 per Class A share and $38.80 per Class B share and the trading price on the NYSE of the ADSs was $81.90 per ADS. You are urged to obtain current market quotations for Class A shares, Class B shares and ADSs. See “The Offer — Section 6”.

WILL I HAVE TO PAY BROKERAGE FEES AND COMMISSIONS IF I TENDER MY CLASS A SHARES AND/OR CLASS B SHARES AND/OR ADSs?

If you hold your Class A shares and/or Class B shares and/or ADSs registered in your own name and you tender your Class A shares and/or Class B shares and/or ADSs directly to the Share Tender Agent or the ADS Tender Agent, respectively, you will not be obligated to pay brokerage commissions or solicitation fees on our purchases of your Class B shares and/or ADSs. If you hold your Class A shares and/or Class B shares and/or ADSs through a broker, bank, financial institution or other nominee and your broker tenders Class A shares and/or Class B shares and/or ADSs on your behalf, your broker, bank, financial institution or nominee may charge you a fee for doing so. You may also be required to pay an additional fee to The Bank of New York (as depositary) of a maximum of $5 per

100 ADSs surrendered (or portion thereof) if you wish/decide to tender the underlying Class B shares represented by the ADSs you held. We urge to consult your broker, bank, financial institution or nominee to determine whether any charges will apply. See “The Offer — Section 4”.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY CLASS A SHARES AND/OR CLASS B SHARES AND/OR ADSs?

Generally, if you are a United States holder you will be subject to United States federal income taxation when you receive cash from us in exchange for the Class A shares and/or Class B shares and/or ADSs you tender. A United States holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized in exchange for the Class A shares and/or Class B shares and/or ADSs and its adjusted tax basis in such shares or ADSs. See “Special Factors — Section D”.

WHAT ARE THE LUXEMBOURG INCOME TAX CONSEQUENCES IF I TENDER MY CLASS A SHARES AND/OR CLASS B SHARES AND/OR ADSs?

If you are a resident of Luxembourg, you may be subject to Luxembourg income taxation on part of the cash you receive from us in exchange for the Class A shares and/or Class B shares and/or ADSs you tender. The receipt of cash for the holder’s tendered Class A shares and/or Class B shares and/or ADSs will be treated for Luxembourg income tax purposes as a sale eligible for capital gain or loss treatment. If you are a non-resident of Luxembourg, you may, in certain circumstances, be subject to Luxembourg income taxation on part of the cash you receive from us in exchange for the Class A shares and/or Class B shares and/or ADSs you tender. See “Special Factors — Section E”.

WILL I HAVE TO PAY STOCK TRANSFER TAX IF I TENDER MY ADSs?

If you instruct the ADS Tender Agent in the ADS Letter of Transmittal to make the payment for the ADSs to the registered ADS holder, you will not incur any stock transfer tax. See “The Offer — Section 4”.

WILL I HAVE TO PAY STOCK TRANSFER TAX OR DUTIES IF I TENDER MY CLASS A SHARES AND/OR CLASS B SHARES?

You will not incur any Luxembourg stock transfer tax, capital duty or stamp duty on the purchase by us of your Class A shares and/or Class B shares tendered in the Offer. See “The Offer — Section 4”.

WHO CAN I TALK TO IF I HAVE QUESTIONS?

The Information Agent and the Dealer Manager can help answer your questions. The Information Agent is Innisfree M&A Incorporated, the Dealer Manager is Credit Suisse Securities (USA) LLC, the ADS Tender Agent is The Bank of New York and the Share Tender Agent is The Bank of New York, London. In Luxembourg, please contact The Bank of New York (Luxembourg) S.A. Their contact information is set forth on the back cover page of this Offer Document.

SPECIAL FACTORS

A.	PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

Purpose of the Offer.  The purpose of the Offer is to acquire any and all of the outstanding Class A shares and Class B shares of the Company (and Class B shares held as ADSs) that are not owned by AmBev or by any of AmBev’s subsidiaries. The acquisition transaction has been structured as a cash tender offer.

Reasons for the Offer and Certain Effects.  After analysis conducted by our management and evaluation by our board of directors, we determined that there were several potential advantages to us and the Company if we were to purchase the publicly-held shares of the Company. We did not consider any alternatives to the Offer because we believe that a cash tender for the outstanding publicly-held shares of the Company is the most efficient and cost effective means of acquiring any and all of the outstanding Class A shares and Class B shares of the Company (and Class B shares held as ADSs) that are not owned by AmBev or by any of AmBev’s subsidiaries.

The Offeror acquired from Beverage Associates Corp. (“BAC”) its controlling equity interest in the Company in April 2006. In January 2007, the Offeror launched a voluntary offer, through its wholly-owned subsidiary Beverages Associates Holding Ltd., to purchase the outstanding capital stock of the Company not owned by the Offeror or its subsidiaries. In April 2007, the offer expired and the minimum tender condition of the offer was not satisfied and as a result, the offer expired and was withdrawn.

On December 21, 2007, the Offeror entered into stock purchase agreements with three of the Company’s largest shareholders (other than the Offeror). Pursuant to the terms of the stock purchase agreements, the Offeror agreed, on or before December 26, 2007, to publicly announce its intent to make a tender offer to acquire any and all of the outstanding shares of the Company not held by the Offeror, and the selling shareholders agreed to tender and not withdraw their shares pursuant to the Offer.

The stock purchase agreements between AmBev and the selling shareholders prohibit the selling shareholders from purchasing Company shares for a period of five years from the date of the sale of their shares to the Offeror. Based on filings on Schedule 13D made by the selling shareholders, it appears that the selling shareholders have been active buyers of the Company’s shares. Upon the closing of the transactions contemplated by the agreements between the selling shareholders and the Offeror, these shareholders may no longer act as buyers for shares held by shareholders who elect not to tender their shares in the Offer.

We believe that the Company should also benefit from no longer being a public entity, which is expensive both in terms of the actual direct costs, including retaining independent directors, maintaining directors’ and officers’ liability insurance, complying with the Sarbanes-Oxley Act, the SEC and Luxembourg law reporting requirements and the NYSE and LSE listing rules, as well as the time and attention required of management, whose energies might be better spent on other matters. We do not currently have an estimate of the costs of maintaining the Company as a public entity (including the costs of compliance by the Company with the Sarbanes Oxley Act), but we expect that these costs include legal and audit fees, the cost of independent directors and the cost of management’s time allocated to the Company’s status as a public company. The Offeror estimates the costs of maintaining the Company as a public entity (including the impact of the compliance by the Company with the Sarbanes Oxley Act) was approximately US$1.7 million for fiscal year 2004, US$1.9 million for fiscal year 2005, and US$1.3 million for fiscal year 2006. We believe that the benefits of eliminating the costs associated with public company status are particularly significant in that the Company has not pursued two of the primary benefits of public company status; i.e., it has not accessed the capital markets by issuing additional shares and has not used its shares as the consideration in effecting acquisitions. It is unlikely that the Company will engage in either course of action in the foreseeable future. We also believe that the Company may benefit from financing opportunities that may be available to it as an integrated part of the AmBev group.

Finally, consummation of the Offer would allow public shareholders of the Company to realize a premium over the historical market price of their shares.

Neither our Board of Directors nor the Dealer Manager nor any other agent acting on our behalf makes any recommendation to you as to whether you should tender or refrain from tendering your Class A shares and/or Class B shares and/or ADSs. You must make your own decision as to whether to tender your Class A shares or

Class B shares or ADSs and, if so, how many Class A shares or Class B shares or ADSs to tender. In so doing, you should read carefully the information in this Offer Document and in the related Letters of Transmittal, including our reasons for making the Offer.

Plans for the Company.  The Company’s Class A shares and Class B shares are listed and traded on the LSE (Reuters codes “QUIN.LU” and “QUIN_p.LU”, respectively). Such status may be terminated upon a decision to delist the ADSs from the NYSE (including the remaining non-tendered ADSs) and the Class A shares and Class B shares from the LSE (including the remaining non-tendered Class A shares and Class B shares) by the Board of Directors of the Company and the submission of a reasoned request to the Board of Directors of the LSE. Termination of the Company’s reporting issuer status in Luxembourg would eliminate the requirement that certain information be furnished by the Company to its security holders resident in Luxembourg and to the LSE.

Following the consummation of the Offer, AmBev has plans for Quinsa to apply to delist the remaining non-tendered ADSs from the NYSE and the remaining non-tendered Class A shares and Class B shares from the LSE and to terminate the ADS facility and, as and when permitted by applicable law and regulation, the registration of the Class B shares under the Exchange Act.

Except as otherwise described in this Offer Document, we do not have current plans, proposals or negotiations which relate to or would result in (i) any significant change in the working conditions of the employees of the Company and its subsidiaries, (ii) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company, (iii) any purchase, sale or transfer of a material amount of assets of the Company, (iv) any material change in the Company’s present dividend policy, or (v) any other material change in the Company’s business. AmBev is represented on the Board of Directors of the Company and has been involved in the management of the Company since 2003. There are no plans to materially alter the future business of the Company or the conditions of employment of any employees or management following the Offer and any subsequent delisting of the ADSs from the NYSE (including the remaining non-tendered ADSs), and all Class A shares and Class B shares from the LSE (including the remaining non-tendered Class A shares and Class B shares). Further there are no strategic plans which might have material repercussions on the employment and locations of the places of business of the Company or any of its subsidiaries. Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

If the Offer is not completed, we have no current plans, proposals or negotiations which relate to or would result in (i) any significant change in the working conditions of the employees of the Company and its subsidiaries, (ii) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company, (iii) any purchase, sale or transfer of a material amount of assets of the Company, (iv) any material change in the Company’s present dividend policy, or (v) any other material change in the Company’s business. Further, there are no strategic plans which might have material repercussions on the employment and locations of the places of business of the Company or any of its subsidiaries. Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

B.	POSITION OF THE OFFEROR REGARDING FAIRNESS OF THE OFFER.

We believe that the price offered to shareholders of the Company pursuant to the Offer of $4.0625 per Class A share and $40.625 per Class B share ($81.25 per ADS), net to the seller in cash (less any amounts withheld under applicable tax laws), without interest, upon the terms and subject to the conditions set forth in the Offer Document, is fair to such unaffiliated shareholders. We base our belief on the following factors, each of which, in our judgment, supports our view as to the fairness of the Offer:

•	As of December 21, 2007, three shareholders of the Company that collectively held approximately 59,000 Class A shares, 15,000 Class B shares and 1,738,000 ADSs as of that date agreed to sell their shares to us at the Offer price in a transaction negotiated at arm’s length;

•	As of December 21, 2007, to our knowledge, the Offer price represented the highest price per share ever paid for the Company’s stock in an open market transaction on either the New York Stock Exchange or the Luxembourg Stock Exchange or in a privately negotiated transaction since the Company has been listed on the LSE and the NYSE;

•	The Offer price represents a premium of 21.25% over the last reported ADS price, 21.16% over the last reported Class B share price and 21.27% over the last reported Class A share price on December 21, 2007 which was the last full trading day before the announcement of the Offer;

•	As of December 21, 2007, the Offer price represented a 4.05% premium over the highest reported price for the ADSs on the New York Stock Exchange ($78.09 on July 9, 2007);

•	As of December 21, 2007, the Offer price represented a 9.78% premium over the highest trading price ever recorded for the Company’s Class B shares on the Luxembourg Stock Exchange ($37.00 on April 3, 2007);

•	As of December 21, 2007, the Offer price represented a 4.10% premium over the highest trading price ever recorded for the Company’s Class A shares on the Luxembourg Stock Exchange ($3.90 on March 29, 2007);

•	The Offer provides the Company’s shareholders who are considering selling their Class A shares or Class B shares with the opportunity to sell their shares at the Offer price without incurring the transaction costs typically associated with market sales; and

•	The consideration to be paid to the Company’s shareholders consists entirely of cash.

The foregoing discussion of the information and factors considered and given weight by us is not intended to be exhaustive but does include all the material factors considered by it. While we believe that the Offer is substantively and procedurally fair to the shareholders of the Company, and shareholders holding approximately 40% of the Company’s outstanding shares not owned by AmBev and its affiliates had previously agreed to tender their shares pursuant to stock purchase agreements entered into with the Offeror on December 21, 2007, in setting the price of the Offer we acted primarily in our economic interest and not in the interest of our shareholders and the Offer was not structured so that approval of at least a majority of unaffiliated security holders is required. And although Quinsa’s board of directors did not form a special committee for purposes of negotiating the terms of the Offer and/or preparing a report concerning the fairness of the Offer, the Offer was approved by all three of Quinsa’s independent directors (as such term is defined in the Sarbanes-Oxley Act of 2002). As discussed above, we believe that the price offered to shareholders of the Company pursuant to the Offer is fair to unaffiliated shareholders who choose to tender shares or ADSs of the Company pursuant to the Offer. We believe that the Offer is also fair to unaffiliated shareholders of the Company who do not tender shares or ADSs pursuant to the Offer because, although they will not receive the consideration offered hereby in exchange for tendered shares or ADSs, they will continue to share in any economic benefit received by the Company in the future. Our views as to the fairness of the Offer to shareholders of the Company should not be construed as a recommendation to shareholders as to whether they should tender their Class A shares or Class B shares or ADSs in the Offer. We make no recommendation with respect to whether shareholders should tender their Class A shares or Class B shares or ADSs in the Offer.

We did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching our conclusion as to fairness. With respect to our determination of the fairness of the Offer, we did not consider the Company’s liquidation value. We do not believe this to be relevant because substantial value results from the Company continuing to operate, any liquidation would destroy that value, and we do not have any present intention to liquidate the Company in the foreseeable future. Therefore, no appraisal of liquidation value was sought for purposes of valuing Class A shares or Class B shares, and we believe that the liquidation value of the Company is irrelevant to a determination as to whether the Offer is fair to the shareholders of the Company. We did not consider net book value, which is an accounting concept, as a factor because we believed that net book value is not a material indicator of the value of the Company as a continuous operation but rather is indicative of historical costs. The Company’s net book value as of December 31, 2006, calculated by dividing shareholders’ equity by the number of shares outstanding, was $0.64 per Class A share and $6.40 per Class B share. This value is only 15.8% of the price of the Class A shares and 15.8% of the price of the Class B shares in the Offer. We did not consider going concern value because we do not believe that going concern value is a viable method of valuation for a transaction such as the Offer. Going concern valuation is a specific method of determining the value of a business by using the revenues of previous years to project future revenues, and it assumes that such revenues will remain unchanged. Given the volatility in the economies and market conditions of the countries in which Quinsa’s subsidiaries conduct their business, which have impacted Quinsa’s past performance significantly, the Offeror believes that assuming such revenues will remain unchanged in the future would not produce an accurate and realistic value for the Company; hence, going concern valuation is not a viable method of valuation for this transaction.

C.	POSITION OF THE COMPANY REGARDING FAIRNESS OF THE OFFER.

The Company’s Board of Directors, or the Board, met on December 28, 2007 and again on January 14, 2008 to consider the Offer.

The December 28 Meeting

Promptly after AmBev’s press release dated December 21, 2007, the Board began a process to put itself in a position to advise its shareholders on the Offer and to recommend whether shareholders should tender their shares in the Offer.

On Friday, December 28, 2007, the Board met to review the announcements made by AmBev with respect to the Offer as reflected in AmBev’s press releases dated December 21, 2007 and December 28, 2007 and to select and engage a financial adviser and legal counsel to advise the Board in connection with its consideration of the Offer. All of the directors were present. The Board reviewed a proposal from Citigroup Global Markets Inc. (“Citigroup”) that, among other matters, disclosed Citigroup’s engagement by the Board in connection with the tender offer made by AmBev for the Company’s shares in 2007 and the engagements of Citigroup by AmBev and its affiliates. The Board reviewed the fact that, in 2007, it had concluded that Citigroup’s prior relationships with AmBev as of that time did not impair Citigroup’s judgment or ability to render a fairness opinion to the Board. In particular, the Board reviewed that it had previously considered the past relationship between Citigroup and AmBev, including the fact that Citigroup had prepared a report in 2006 on behalf of AmBev, and that it also had considered the nature of that relationship, the identity of the persons involved, the scope of the overall relationship between Citigroup and AmBev as compared to those existing between AmBev and other investment banking firms having the expertise to provide the service being requested of Citigroup, and the terms upon which Citigroup was prepared to render its services. At the December 28 meeting, the Board reviewed the nature and scope of each engagement or relationship entered into between Citigroup and AmBev since the time of the Board’s prior analysis including the fact that Citigroup had acted as a joint bookrunner in a $161 million international bond issuance by an AmBev subsidiary in July 2007. The board also discussed Citigroup’s extensive prior knowledge of the Company, its expertise in the Company’s industry and its experience in advising the Board. After taking all of these factors into consideration, the Board determined to retain Citigroup. The Board also decided to retain Davis Polk & Wardwell, as U.S. counsel, and Elvinger, Hoss & Prussen, as Luxembourg counsel, in connection with the Offer.

The January 14 Meeting

On January 14, 2008, the Board met to review the Offer. All of the directors were present. The Board reviewed and discussed the terms of the Offer.

Following this discussion, Citigroup, the financial institution selected by the Board to act as its financial adviser in connection with the Offer, made a presentation to the Board reflecting the valuation analysis that Citigroup had done for purposes of evaluating the Offer and delivering to the Board an opinion with respect to the fairness, from a financial point of view, of the consideration proposed to be paid in the Offer. After completing its presentation, Citigroup delivered to the Board its written opinion, dated January 14, 2008, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in the opinion, (i) the consideration offered to holders of Class A shares in the Offer is fair, from a financial point of view, to the holders of Class A shares and (ii) the consideration offered to holders of Class B shares (including those held in the form of ADSs) in the Offer is fair, from a financial point of view, to the holders of Class B shares, in each case other than AmBev and its affiliates. A summary of Citigroup’s written opinion is set forth below.

Recommendation of the Board of Directors of the Company

After careful consideration and discussion, at the January 14, 2008 meeting, the Board unanimously:

(a) determined that the Offer is fair to the Company’s shareholders other than AmBev and its affiliates; and

(b) decided to recommend that shareholders tender their shares in the Offer.

Reasons for the Board’s recommendation

In unanimously determining that the Offer is fair and recommending that shareholders tender their shares in the Offer, the Board considered a number of factors, including, but not limited to, the factors described below:

•	Citigroup’s financial presentation and analysis, including its opinion, dated January 14, 2008, to the Board as to the fairness from a financial point of view (as of the date of the opinion) of the consideration offered to holders of Class A shares and Class B shares (including those represented by ADSs) in the Offer, as more fully described in the section below under the heading “Opinion of Citigroup Global Markets Inc.”, which financial presentation and analysis was adopted by the Board;

•	The initial Offer price is the result of an arms length negotiation between AmBev and three of the Company’s largest shareholders, none of whom are affiliated with AmBev;

•	As of December 21, 2007, the last full trading day before AmBev’s announcement of the Offer, to Quinsa’s knowledge, the initial Offer price represented the highest price per share ever paid for the Company’s stock in an open market transaction on either the NYSE or the LSE or in a privately negotiated transaction since the Company has been listed on the LSE and the NYSE;

•	The initial Offer price represents a premium of 21.25% over the last reported ADS price, 21.16% over the last reported Class B share price and 21.27% over the last reported Class A share price on December 21, 2007, the last full trading day before AmBev’s announcement of the Offer;

•	As of December 21, 2007, the last full trading day before AmBev’s announcement of the Offer, the initial Offer price represented a 4.05% premium over the then highest reported price for the ADSs on the NYSE ($78.09 on July 9, 2007);

•	As of December 21, 2007, the last full trading day before AmBev’s announcement of the Offer, the initial Offer price represented a 9.78% premium over the then highest reported trading price for the Company’s Class B shares on the LSE ($37.00 on April 3, 2007);

•	As of December 21, 2007, the last full trading day before AmBev’s announcement of the Offer, the initial Offer price represented a 4.10% premium over the then highest trading price ever recorded for the Company’s Class A shares on the LSE ($3.90 on March 29, 2007);

•	The initial Offer price falls within the range of fairness under each valuation methodology employed by Citigroup;

•	There is limited market liquidity for the Company’s shares and this liquidity will be reduced as a result of the terms of the agreements between AmBev and the Shareholder Group because, with limited exceptions, these agreements require the Shareholder Group to sell its shares to AmBev even if no shares are tendered pursuant to the Offer and prohibit the Shareholder Group from buying the Company’s shares for five years;

•	The members of the Board who are not employees of AmBev and its affiliates have unanimously agreed with the actions taken by the Board as a whole;

•	The Board retained counsel not affiliated with AmBev to represent it in connection with its consideration of the Offer;

•	AmBev has indicated that it has plans for Quinsa to delist the Class A shares and the Class B shares from the LSE, to delist the ADSs from the NYSE, to terminate the ADS facility and, as and when permitted by applicable law and regulation, to terminate the registration of the Class B shares under the Exchange Act. If these actions are taken, there may not be any organized trading market in which shareholders who elect not to tender their shares may later dispose of their shares. Accordingly, the Board therefore concluded that the Offer represents a good opportunity for the Company’s shareholders other than AmBev and its affiliates to tender their shares in the Offer;

•	Shareholders who wish to retain an investment in Quinsa may do so by investing the proceeds of the Offer in AmBev or InBev;

•	The Offer provides the Company’s shareholders who are considering selling their Class A shares or Class B shares with the opportunity to sell their shares at the Offer price without incurring the transaction costs typically associated with market sales; and

•	The consideration to be paid to the Company’s shareholders consists entirely of cash.

When assessing the conclusions and recommendations of the Board contained in this Statement, shareholders of the Company should be aware that the Board is comprised of seven persons all of whom have been appointed by AmBev and that the AmBev controlled Board appoints all of the members of the Company’s senior management. Of these directors, (i) three are related to AmBev (either as employees, officers, directors or subsidiaries of AmBev), (ii) three are independent (as such term is defined under the Sarbanes Oxley Act of 2002) and (iii) one director is a former officer of AmBev. All of these directors participated in the analysis and review of the Offer and voted in favor of determining that the Offer is fair, from a financial point of view, to the Company’s shareholders other than AmBev and its affiliates and in recommending that its shareholders tender their shares in the Offer. The Board decided not to establish a special committee for the purposes of evaluating the fairness of the Offer or engaging in any negotiations with AmBev. No such action is required by Luxembourg law.

The directors of the Company who are employees or nominees of AmBev, may have divided loyalties. As directors their obligation is to act in the best interest of the Company and its shareholders. However, as AmBev employees or nominees, these directors may have loyalties to AmBev as well. Shareholders should take this potential for divided loyalties into account in assessing the Board’s recommendation with respect to the Offer.

When evaluating the Offer and the recommendation of the Board with respect to it, shareholders also should be aware that, while the Company retained counsel different from counsel representing AmBev to provide separate legal advice to the Company and its directors in connection with the Offer, counsel to Quinsa did not report to the independent directors separately or to persons unaffiliated with AmBev and counsel to Quinsa did not engage, on behalf of the Company’s minority shareholders, in any independent negotiations with AmBev or AmBev’s counsel regarding the transaction or the Offer price. Furthermore, counsel to Quinsa did not participate in negotiations between AmBev and the Shareholder Group.

The Offer price was determined by AmBev and the Shareholder Group, without consultation with the Board or Quinsa. None of Quinsa, the Board or any or their respective representatives made any effort to negotiate any increase in the Offer price. Quinsa did not consider any alternatives to the Offer.

The Board considered the fact of the absence of a special committee of directors, the facts relating to the legal representation of the Company and the Board, the absence of negotiations with AmBev and the absence of the consideration of alternatives before reaching its conclusion as to the fairness of the Offer and making its recommendations to shareholders. The Board concluded that, in view of the Offer price, the fact that the Offer price was the result of an arms length negotiation between AmBev and the Shareholder Group and considering the information available to the Board as set out above, it did not need to take any of these additional steps in order to reach its conclusion as to the fairness of the Offer.

The Board determined the Offer to be fair to the unaffiliated shareholders by (i) engaging independent financial advisors for the purpose of delivering a fairness opinion, (ii) obtaining unanimous approval of the Offer by the independent directors of the Board, and (iii) considering the fact that the Offer price was the result of an arms length negotiation between AmBev and the Shareholder Group.

The foregoing discussion of the factors considered by the Board in connection with the transaction is not intended to be exhaustive but is believed to include all material factors considered by it. The Board did not assign any specific weights to the factors listed above. Rather, its fairness determination and recommendation to shareholders was made after consideration of all of the foregoing factors as a whole.

Certain Projections

Summary Financial Projections — In Nominal US$ Million

The table below sets forth a summary of the financial projections prepared by the Company’s management for fiscal years 2008 through 2017.2 These projections were provided by the Company’s management to Citigroup to assist Citigroup in its analysis.

	Projected Fiscal Year Ending December 31,										08E-17E
	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	CAGR(%)

Net Revenues	$1,521.1	$1,635.6	$1,746.1	$1,805.3	$1,866.2	$1,927.8	$1,988.3	$2,049.2	$2,113.4	$2,179.6	4.1%
COGS	626.3	662.7	711.2	737.4	765.0	791.9	819.7	847.1	876.6	907.0	4.2%
SG&A	333.1	337.9	333.7	342.8	347.9	355.5	362.2	373.1	383.2	392.4	1.8%
EBITDA	$561.8	$635.0	$701.1	$725.2	$753.3	$780.4	$806.5	$829.0	$853.6	$880.2	5.1%
Depreciation and Amortization	58.8	74.6	88.7	102.0	115.0	127.3	138.6	149.4	160.3	171.5	12.6%
EBIT	$503.0	$560.4	$612.4	$623.2	$638.3	$653.1	$667.8	$679.6	$693.3	$708.7	3.9%
Capex	173.8	216.9	182.4	201.4	189.9	177.4	163.5	160.2	165.2	171.5	(0.1)%
Revenue Growth		7.5%	6.8%	3.4%	3.4%	3.3%	3.1%	3.1%	3.1%	3.1%
EBITDA Growth		13.0%	10.4%	3.4%	3.9%	3.6%	3.3%	2.8%	3.0%	3.1%
EBIT Growth		11.4%	9.3%	1.8%	2.4%	2.3%	2.3%	1.8%	2.0%	2.2%
EBITDA Margin	36.9%	38.8%	40.2%	40.2%	40.4%	40.5%	40.6%	40.5%	40.4%	40.4%
EBIT Margin	33.1%	34.3%	35.1%	34.5%	34.2%	33.9%	33.6%	33.2%	32.8%	32.5%
Cash & Equivalents	$396.3	$260.2	$319.3	$232.7	$169.4	$119.4	$139.3	$176.6	$220.1	$268.6
Loans and Financing	179.0	141.6	106.8	75.1	44.2	0.0	0.0	0.0	0.0	0.0
Net Debt	(217.3)	(118.6)	(212.5)	(157.6)	(125.2)	(119.4)	(139.3)	(176.6)	(220.1)	(268.6)
Shareholders’ Equity	796.9	813.3	996.8	1,033.8	1,071.7	1,110.4	1,150.1	1,190.7	1,232.1	1,274.5
Total Assets	1,809.6	1,848.1	2,025.6	2,051.7	2,077.1	2,090.9	2,149.5	2,211.3	2,274.5	2,338.1	2.9%

Shareholders should be aware that financial projections used or prepared by the Company’s management are predictions of, or indicate, future events and future trends which do not relate to historical matters and are based on current plans, estimates and projections, and therefore undue reliance should not be placed upon them. Such financial projections involve inherent risks, uncertainties and assumptions. If these risks or uncertainties ever materialize or the assumptions prove incorrect, or if a number of important factors occur or do not occur, actual results may differ materially from those expressed or implied.

Opinion of Citigroup Global Markets Inc.

Citigroup was retained by the Company to act as financial adviser to the Board in connection with the Offer. In connection with this engagement, at a meeting of the Company’s board of directors held on January 14, 2008 to evaluate the transaction, Citigroup rendered its oral opinion, which was confirmed by delivery of a written opinion dated the same date, to the effect that, as of the date of the opinion and based upon and subject to the considerations and limitations set forth in the opinion, (i) the consideration offered to holders of Class A shares in the Offer is fair, from a financial point of view, to the holders of Class A shares and (ii) the consideration offered to holders of Class B shares in the Offer is fair, from a financial point of view, to the holders of Class B shares, in each case other than AmBev and its affiliates.

The full text of Citigroup’s opinion, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the review undertaken, is attached hereto as Exhibit (c)(i). The summary of Citigroup’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Class A shares and Class B shares are urged to read the Citigroup opinion carefully and in its entirety.

2 Based on proportional consolidation of the stake held by Quilmes International (Bermuda) Ltd. (“QIB”) in each operating subsidiary and assuming 100% consolidation of QIB.

Citigroup’s opinion was limited solely to the fairness of the consideration from a financial point of view as of the date of the opinion. Neither Citigroup’s opinion nor the related analyses constituted a recommendation of the Offer to the Board. Citigroup makes no recommendation to any shareholder regarding how such shareholder should vote or act on any matters relating to the Offer.

In arriving at its opinion, Citigroup:

•	reviewed the Offer to Purchase;

•	held discussions with certain senior officers, directors and other representatives and advisers of the Company concerning the business, operations and prospects of the Company;

•	examined certain publicly available business and financial information relating to the Company; examined certain financial forecasts and other information and data relating to the Company, which were provided to or discussed with Citigroup by the Company’s management;

•	reviewed the financial terms of the Offer as set forth in the Offer to Purchase in relation to, among other things, current and historical market prices and trading volumes of Class B shares, and the Company’s historical and projected earnings and other operating data, capitalization and financial condition of the Company;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citigroup considered relevant in evaluating the Offer;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citigroup considered relevant in evaluating those of the Company; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citigroup deemed appropriate in arriving at its opinion.

In rendering its opinion, Citigroup assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and upon the assurances of the Company’s management that they were not aware of any relevant information that was omitted or that remained undisclosed to Citigroup. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with Citigroup, Citigroup was advised by the Company’s management that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. Citigroup assumed, with the Company’s consent, that the Offer will be consummated in accordance with the terms described in the Offer to Purchase, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Offer, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Offer. Citigroup has assumed that there are no distinctions between the Class A shares and Class B shares (other than that each Class B share equals 10 Class A shares), and with the Company’s consent has not conducted any investigation with respect to the relative rights applicable to the different classes of shares.

Citigroup did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of the Company, and did not make any physical inspection of the properties or assets of the Company. Citigroup was not requested to, and it did not, solicit third party indications of interest in the possible acquisition of all or a part of the Company. Citigroup expresses no view as to, and Citigroup’s opinion does not address, the relative merits of the Offer as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Citigroup also expresses no view as to, and the Citigroup opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of Quinsa or AmBev, or any class of such persons, relative to the consideration offered to the holders of the Class A shares and the Class B shares in the Offer. Citigroup’s opinion is necessarily based upon information available to Citigroup, and financial, stock market and other conditions and circumstances existing, as of the date of the opinion.

In preparing its opinion, Citigroup performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citigroup’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citigroup arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citigroup believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citigroup considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of the Company. No company, business or transaction used in those analyses as a comparison is identical to the Company, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Citigroup’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citigroup’s analyses are inherently subject to substantial uncertainty.

AmBev announced on December 21, 2007 that it entered into stock purchase agreements with three of the Company’s largest shareholders (other than AmBev and its affiliates), representing as of that date approximately a 3.22% economic interest in the Company, to purchase, subject to certain conditions, the outstanding shares held by such shareholders in the Offer.

Citigroup’s opinion was only one of many factors considered by the Board in its evaluation of the Offer and should not be viewed as determinative of the views of the Board or the Company’s management with respect to the consideration payable in the Offer.

The following is a summary of the material financial analyses presented to the Board in connection with Citigroup’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citigroup’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citigroup’s financial analyses.

Fifty-Two Week Trading Range

Citigroup reviewed the historical trading price for the ADRs during the 12-month period ended December 21, 2007, which is the day that AmBev’s board of directors announced (after the closing of the stock market) that it had approved a plan to make a voluntary offer for any and all Class A shares and Class B shares of Quinsa, during which period the range of closing per ADR prices in Class B shares equivalent was $32.00 to $40.88. Citigroup noted that the consideration of $40.625 for each Class B share represented a premium of approximately 21% over the closing per ADR price in Class B shares equivalent on December 21, 2007, which was $33.51, and a premium of approximately 27% over the low closing per ADR price in Class B shares equivalent during the 12-month period.

Comparable Companies Analysis

Citigroup compared financial, operating, stock market information and forecasted financial information for the Company with selected publicly traded companies that operate in the brewing sector. The selected comparable companies considered by Citigroup were:

Latin American Companies

•	AmBev

•	CCU

•	Grupo Modelo

•	Femsa

International Companies

•	InBev

•	Anheuser Busch

•	Carlsberg

•	Heineken

•	SABMiller

Citigroup derived firm value as a multiple of estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for 2008 for the Company and each of the comparable companies. Citigroup calculated firm value as (a) equity value, based on the per share price and fully diluted shares outstanding as reflected on each company’s latest publicly available information, assuming the exercise of all in-the-money options, warrants and convertible securities outstanding, less the proceeds from such exercise; plus (b) non-convertible indebtedness; plus (c) non-convertible preferred stock; plus (d) minority interests; minus (e) cash and cash equivalents.

Estimated financial data for the selected companies were based on mean estimates as of January 4, 2008 from the Institutional Brokerage Estimate System, a data service that compiles Wall Street research analysts’ estimates, Bloomberg, FactSet and other publicly available information of the selected companies. Estimated financial data for the Company were based on estimates prepared internally by the Company’s management, referred to as the management estimates, for 2008.

The following chart sets forth the firm value/EBITDA multiples derived by Citigroup, as of January 4, 2008:

	Firm Value/
	2008E
	EBITDA

AmBev	8.5	x
CCU	7.7	x
Grupo Modelo	7.6	x
Femsa	6.9	x
Latin American mean	7.7	x
InBev	10.3	x
Anheuser Busch	8.4	x
Carlsberg	7.4	x
Heineken	7.1	x
SABMiller	6.3	x
International mean	7.4	x

E = Estimated

Based on the information for comparable companies, Citigroup calculated a range of implied firm values of $3,655 million to $4,699 million and an implied equity value range of $3,752 million to $4,796 million. This analysis resulted in an implied equity value per Class B share equivalent for the Company of $34.68 to $44.33. Citigroup noted that the consideration of $40.625 per Class B share was within this range.

Precedent Transaction Analysis

Citigroup reviewed publicly available information for 20 completed negotiated (i.e., non-hostile) minority squeeze-out transactions involving publicly traded companies announced from February 2001 through May 2007, with transaction values above $100 million in the United States. For each selected precedent transaction, Citigroup derived the implied premium paid per share of common stock of the target company relative to: (a) the closing per share price of the target company common stock one day prior to the announcement of the transaction and (b) the closing per share price of the target company common stock four-weeks prior to the announcement of the transaction.

The selected transactions reviewed by Citigroup were (in each case, the target company is listed first, followed by the acquirer):

•	Great American Financial Resources/American Financial Group

•	21st Century Insurance/American International Group Inc.

•	Net Ratings/VNU

•	ev3 Inc./Micro Therapeutics Inc.

•	New Valley Corp./Vector Group

•	7-Eleven Inc./IYG Holdings & SEJ

•	Tipperary Corp./Santos Ltd.

•	Eon Labs Inc./Novartis AG

•	Genencor International/Danisco A/S

•	Cox Communications/Cox Enterprises

•	AMC Entertainment/Investor Group

•	barnesandnoble.com Inc./Barnes & Noble Inc.

•	Ribapharm/ICN Pharmaceuticals

•	International Specialty Prods/Samuel J. Heyman

•	Travelocity.com/Sabre Holdings

•	TD Waterhouse/TD Bank

•	NCH Corp./Investor Group

•	Liberty Financial/Liberty Mutual Ins.

•	Unigraphic Solutions/EDS

•	Westfield America/Westfield America Trust

The following table sets forth the results of these analyses:

	Precedent
	Transaction
	Premiums
	Mean	Median

1 Day Prior to Announcement	26.3%	24.9%
4 Weeks Prior to Announcement	27.4%	23.8%

Based on these data and its judgment and experience, Citigroup applied a premium range of approximately 20% to 30% to the closing per ADR price in Class B shares equivalent on December 21, 2007, of $33.51 and to the closing price per ADR price for Class B shares equivalent four weeks prior to the announcement of the proposed transaction of $33.04, and derived an average range of approximately $39.92 to $43.25 for the implied equity value per share of a Class B share equivalent. Citigroup also applied a premium range of approximately 20% to 30% to the closing per ADR price in Class B shares equivalent on November 7, 2006, one day prior to the announcement by AmBev that its board of directors had approved a plan to make a voluntary offer for any and all Class A shares and Class B shares of Quinsa, of $29.83 and to the closing price per ADR price for Class B shares equivalent four weeks prior to November 7, 2006 and derived an average range of approximately $33.65 to $36.45 for the implied equity value per share of a Class B share equivalent.

Based on these premiums paid analyses, Citigroup noted that the consideration of $40.625 per Class B share was within the range derived by Citigroup for the implied equity value per Class B shares equivalent based on December 21, 2007, which was the day on which the Offer was announced after the closing of the stock market.

Discounted Cash Flow Analysis

Citigroup performed a discounted cash flow analysis to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company could generate based on the Company’s 2008 budget and on operating and financial projections of the Company’s management for fiscal years 2009 through 2017. The Company’s operating projections were prepared for each of the countries in which the Company operates and the projections do not include any potential synergies arising from the Offer. Estimated terminal values for the Company were calculated by applying to the Company’s fiscal year 2017 EBITDA, based on management’s estimates, a range of EBITDA terminal value multiples of 7.5x to 8.5x. The unlevered, after-tax free cash flows and terminal values were then discounted to present value using discount rates ranging from 10.5% to 11.5%, which discount range was derived taking into account the estimated weighted average cost of capital for the Company utilizing selected data of the Company and certain of the publicly held companies in the brewing sector referred to above under “Comparable Companies Analysis.” This analysis indicated the following range of implied equity value per Class B share equivalent of the Company:

Implied Price Per Class B share equivalent	$38.22 - $43.69

Citigroup noted that the consideration of $40.625 per Class B share was within the range of implied share prices that resulted from this analysis.

Miscellaneous

Under the terms of Citigroup’s engagement letter, dated December 29, 2007, the Company has agreed to pay Citigroup a fee of $200,000 for delivering its opinion, which fee was payable upon delivery of Citigroup’s opinion. The Company also has agreed to indemnify Citigroup and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citigroup has in the past provided services to AmBev unrelated to the Offer, for which services Citigroup received compensation, including, without limitation (1) providing to AmBev a valuation report meeting the requirements of applicable Brazilian corporation law in connection with AmBev’s acquisition in April 2006 from Beverage Associates (BAC) Corp. of Class A shares of the Company; (2) acting as joint bookrunner in a US$161 million international bond issuance by an AmBev subsidiary in July 2007; and (3) acting as joint bookrunner in AmBev’s US$955 million issuance of debentures in Brazil in August 2006. In addition, Citigroup and its affiliates in the past have provided services to the Company unrelated to the Offer, for which services

Citigroup and its affiliates have received compensation, including, without limitation, acting as financial advisor to the Company and rendering a fairness opinion to the Company’s board of directors in connection with AmBev’s voluntary offer in January 2007 to purchase all outstanding Class A shares, Class B shares and ADSs not owned by AmBev and its affiliates.

In addition, Citigroup’s affiliates engaged in the commercial lending business also act as lenders to AmBev, the Company and their respective affiliates, for which services Citigroup’s affiliates receive compensation. In the ordinary course of business, Citigroup and its affiliates may actively trade or hold the securities of the Company and AmBev for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in those securities. In addition, Citigroup and its affiliates, including Citigroup Inc. and its affiliates, may maintain relationships with the Company, AmBev and their respective affiliates.

The Company selected Citigroup as its financial adviser in connection with the Offer based on Citigroup’s reputation, experience and familiarity with the Company and its business. Citigroup is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

D.	UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

The following describes the material U.S. federal income tax consequences to holders, as defined below, of the tender of their Class A shares or Class B shares or ADSs pursuant to the Offer. This discussion is based on the tax laws of the United States currently in effect, including the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed Treasury regulations, administrative pronouncements and judicial decisions, as well as the income tax treaty between Luxembourg and the United States, all of which are subject to change, possibly with retroactive effect. This discussion does not address U.S. state, local or non-U.S. tax consequences. The discussion applies only to holders who hold the Class A shares or Class B shares or ADSs as capital assets for U.S. federal income tax purposes and it does not address special classes of holders, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and traders in securities or foreign currencies;

•	persons holding Class A shares or Class B shares or ADSs as part of a hedge, straddle or conversion transaction;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. Dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	persons liable for the alternative minimum tax;

•	tax-exempt organizations; or

•	persons holding Class A shares or Class B shares or ADSs that own or are deemed to own ten percent or more of any class of the Company’s stock.

These special classes of holders are urged to consult their U.S. tax advisors as to any special U.S. provisions that may be applicable to them.

For purposes of this discussion, a “United States holder” is a beneficial owner of Class A shares or Class B shares or ADSs that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that (A) is subject to the primary supervision of a United States court and the control of one or more United States persons or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A United States holder does not include residents of Luxembourg or persons carrying on a trade, profession or vocation in Luxembourg through a branch, agency or permanent establishment. A “Non-United States holder” is a holder, other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes that is not a United States holder.

General.  In general, a United States holder that receives cash for the Class A shares or Class B shares or ADSs pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount realized in exchange for the Class A shares or Class B shares or ADSs (generally the amount of cash received by such United States holder) and such United States holder’s adjusted tax basis in such Class A shares or Class B shares or ADSs. Subject to the discussion below, any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss (subject to a maximum 15% tax rate for certain non-corporate taxpayers) if the United States holder has held the Class A shares or Class B shares or ADSs for more than one year.

A Non-United States holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of Class A shares or Class B shares or ADSs unless: (i) the gain is effectively connected with such Non-United States holder’s conduct of a trade or business within the United States (and, under certain treaties, is attributable to a U.S. permanent establishment); or (ii) such Non-United States holder is an individual, present in the United States for 183 days or more in the taxable year of disposition and meets certain other conditions.

PFIC.  The Company has not yet determined whether it is considered a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for the 2007 taxable year. Based on the Company’s annual report on Form 20-F for the year ended December 31, 2006, filed by the Company with the Commission on September 14, 2007, we believe the Company was not a PFIC for U.S. federal income tax purposes for its 2006 taxable year. While we are not aware of any significant transactions or events in 2007 that would change this conclusion, since the PFIC status of the Company for each year depends upon the composition of the Company’s income and assets and upon the market value of the Company’s assets (including, among others, equity investments less than 25% owned) from time to time, there can be no assurance that the Company will not be considered a PFIC for any taxable year. If the Company were considered a PFIC for any taxable year during which a U.S. holder held Class A shares, Class B shares or ADSs, certain adverse tax consequences could apply to such U.S. holder pursuant to a sale of such shares or ADSs in the Offer, including the imposition of interest charges and tax at higher rates than would otherwise apply. Certain elections may be available (including a mark to market election) to United States persons that may mitigate the tax adverse consequences resulting from PFIC status. U.S. holders should consult the Company’s 20-F for the year ended December 31, 2006 under the subsection “United States Taxes — Passive Foreign Investment Company Rules” for more details on the U.S. federal income tax consequences of the sale or other disposition of Class A shares, Class B shares or ADSs in the event the Company is or has ever been a PFIC for U.S. federal income tax purposes and any elections available to a United States holder.

Information Reporting and Backup Withholding for United States Holders.  Payment made with respect to the Offer within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting and to backup withholding unless (i) the United States holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the United States holder provides a correct taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. The amount of any backup withholding from a payment to a United States holder will be allowed as a credit against the United States holder’s U.S. federal income tax liability and may entitle the United States holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Information Reporting and Backup Withholding for Non-United States Holders.  Information reporting and backup withholding generally are not required with respect to the amount of any proceeds received in the Offer by a Non-United States holder through a foreign office of a foreign broker that does not have certain specified connections to the United States. If a Non-United States holder tenders Class A shares or Class B shares or ADSs through a U.S. broker or the U.S. office of a foreign broker, however, the broker will be required to report the amount of proceeds paid to such Non-United States holder to the IRS and also backup withhold on that amount unless such Non-United States holder (i) provides appropriate certification to the broker of its status as a non-U.S. person or (ii) is an exempt recipient. Information reporting will also apply if a Non-United States holder tenders through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless (i) such broker has documenting evidence in its records that such Non-United States holder is a non-U.S. person and certain other conditions are met or (ii) such Non-United States holder is an exempt recipient.

E.	LUXEMBOURG INCOME TAX CONSEQUENCES.

The following describes the material Luxembourg tax consequences relevant to the Offer. Holders should consult their own tax advisor as results may vary for individual holders.

Non-Participation in the Offer.  Holders of Class A shares or Class B shares or ADSs who do not participate in the Offer will not incur any Luxembourg tax liability as a result of the consummation of the Offer.

Exchange of Shares and/or ADSs Pursuant to the Offer.  If the holder of Class A shares or Class B shares or ADSs is a resident of Luxembourg (unless the resident is a company subject to corporate income tax), the holder may be subject to Luxembourg income taxation on part of the cash the holder receives from us in exchange for the Class A shares or Class B shares or ADSs tendered. The receipt of cash for the holder’s tendered Class A shares or Class B shares or ADSs will generally be treated for Luxembourg income tax purposes either as (1) a sale eligible for capital gain or loss treatment, in which case the amount of cash the holder receives above the acquisition price for the exchanged Class A shares or Class B shares or ADSs will be subject to income taxation only if the holder has held the shares for not more than six months or holds more than 10% of the Company’s outstanding Class A shares and Class B shares (including those held as ADSs), or (2) income from securities, in which case 50% of the cash the holder receives that is not considered a refund of capital will be subject to income taxation. If the holder is a resident Luxembourg company subject to corporate income tax or a permanent establishment in Luxembourg subject to corporate income tax, the capital gain realized will be part of the holder’s taxable profit and subject to corporate income tax and municipal tax.

If the holder of Class A shares or Class B shares or ADSs is a non-resident of Luxembourg, the cash the holder receives from us in exchange for the Class A shares or Class B shares or ADSs will only be subject to Luxembourg income taxation if that cash is considered a sale and (1) the holder holds more than 10% of the Company’s outstanding Class A shares and Class B shares (including those held as ADSs) and the holder held the exchanged securities for not more than six months, or (2) the holder has been a Luxembourg tax resident for more than 15 years and became a non-resident of Luxembourg less than five years before the exchange.

F.	REPORTS, OPINIONS, APPRAISALS AND NEGOTIATIONS.

As of the date of this Offer, AmBev and its affiliates has not received any report, opinion or appraisal from an outside party that is materially related to the Offer, including any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered to securityholders of the Company or the fairness of the Offer to the Company.

RISK FACTORS

This section sets out certain risks relating to the Offer.

AmBev’s right to withdraw from and terminate the Offer

In certain limited circumstances pursuant to applicable law, we have the right to withdraw and terminate the Offer at any time until the expiration of the acceptance period. We also have the right to withdraw and terminate the Offer upon the failure of any of the conditions to the Offer. See “The Offer - Section 5”.

Any decision to waive the conditions to the Offer or to withdraw and terminate the Offer will be announced by press release and, at the latest, in the press release publishing the results of the Offer. Any decision to withdraw from the Offer due to the failure of any condition will be announced by press release as soon as possible following the relevant event or action.

In particular, the holders of the Class A shares, Class B shares and/or the ADSs will not be able to withdraw tendered securities following the expiration of the acceptance period unless and until we terminate the Offer as referred to above; during this period the holders of the Class A shares, Class B shares and/or the ADSs will not be able to dispose of such securities. The holders of the Class A shares, Class B shares and/or the ADSs will bear the risk of any decrease in value during this time. We will not compensate or indemnify the holders of the Class A shares, Class B shares and/or the ADSs for such losses or reduction in value of their securities or their inability to sell their securities.

Reduced Liquidity

If the Offer is successful, the liquidity of the Class A shares, Class B shares and the ADSs not tendered in the Offer may be significantly reduced. AmBev has plans for Quinsa to apply to delist the ADSs from the NYSE (including the remaining non-tendered ADSs) and the Class A shares and Class B shares from the LSE (including the remaining non-tendered Class A shares and Class B shares), to terminate the ADS facility and, as and when permitted by applicable law and regulation, the registration of the Class B shares under the Exchange Act (as defined below).

FORWARD-LOOKING STATEMENTS

This Offer Document, the documents incorporated by reference, (See — “Documentation Incorporated by Reference”) and the documents to which we refer you contain statements that are not historical facts and constitute projections, forecasts or forward-looking statements. Words such as “estimate”, “project”, “plan”, “believe”, “expect”, “anticipate”, “intend”, “planned”, “potential”, “should”, “may” and similar expressions may identify forward-looking statements. These forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Accordingly, AmBev’s future performance and results may differ materially from those expressed or implied in any such forward-looking statements. Forward-looking statements include statements regarding the intent, belief or current expectations of AmBev or its directors or executive officers with respect to, but not limited to:

•	the declaration or payment of dividends;

•	the direction of future operations;

•	the implementation of principal operating strategies, including existing, potential acquisition or joint venture transactions or other investment opportunities;

•	the implementation of AmBev’s financing strategy and capital expenditure plans;

•	the utilization of AmBev’s subsidiaries’ income tax losses; and

•	the factors or trends affecting AmBev’s financial condition, liquidity or results of operations.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions because they relate to future events and therefore depend on circumstances that may or may not occur in the future. The future results and shareholder values of AmBev may differ materially from those expressed in or suggested by these forward-looking statements. Many of the factors that will determine these results and values are beyond AmBev’s ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements. You should understand that the following important factors, in addition to those discussed in this Offer Document, could affect the future results of AmBev and could cause results to differ materially from those expressed in such forward-looking statements:

•	general economic conditions in the principal geographic markets of AmBev, such as the rates of economic growth, fluctuations in exchange rates or inflation;

•	governmental intervention, resulting in changes to the economic, tax or regulatory environment in Brazil or other countries in which AmBev operates;

•	industry conditions, such as the strength of product demand, the intensity of competition, pricing pressures, the introduction of new products by AmBev, the introduction of new products by competitors, changes in technology or in the ability of AmBev to obtain products and equipment from suppliers without interruption and at reasonable prices, and the financial conditions of the customers and distributors of AmBev; and

•	operating factors, such as the continued success of sales, manufacturing and distribution activities of AmBev and the consequent achievement of efficiencies.

Please refer to AmBev’s Annual Report on Form 20-F for the year ended December 31, 2006, as well as AmBev’s other filings with the Commission, for a more detailed discussion of these risks and uncertainties and other factors. Due to extensive and rapid changes in laws as well as economic and business conditions in the principal geographic markets of AmBev, it is difficult to predict the impact of such changes on AmBev’s financial condition. You should not place undue reliance on such statements, which speak only as of the date that they were made. AmBev’s independent public accountants have not examined or compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements. These cautionary statements should be considered together with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to release publicly any update or revisions to forward-looking statements contained in this Offer Document to reflect later events or circumstances or to reflect the occurrence of unanticipated events, except as required by applicable law.

DOCUMENTATION INCORPORATED BY REFERENCE

•	On September 14, 2007, the Company filed with the Commission its annual report on Form 20-F for the year ended December 31, 2006, which we hereby incorporate into this Offer Document by reference.

•	On July 18, 2007, August 1, 2007 and August 15, 2007, the Company furnished to the Commission its current reports on Form 6-K, which we also hereby incorporate into this Offer Document by reference.

•	On July 9, 2007, the AmBev filed with the Commission its annual report on Form 20-F for the year ended December 31, 2006, and filed a related amendment on Form 20-F/A on November 23, 2007, which we hereby incorporate into this Offer Document by reference.

•	AmBev furnished to the Commission current reports on Form 6-K on March 2, 2007, March 7, 2007, May 10, 2007, August 15, 2007, August 20, 2007, November 8, 2007, November 9, 2007, December 10, 2007, and December 21, 2007, each of which we also hereby incorporate into this Offer Document by reference.

•	On December 26, 2007, AmBev filed with the Commission its tender offer statement on Schedule TO-C along with copies of stock purchase agreements that AmBev executed with certain of the Company’s shareholders, and we hereby incorporate by reference the Schedule TO-C and the related exhibits into this Offer Document.

•	The articles of incorporation of the Company, filed as Exhibit 1.1 to its annual report on Form 20-F for the year ended December 31, 2006.

For further information on the documents incorporated by reference, see “The Offer — Section 8A” and in “The Offer — Section 8B”.

DOCUMENTATION FORMING PART OF THE OFFER DOCUMENT

•	The Letters of Transmittal.

•	Notice of Withdrawal for Class A shares and Class B shares.

•	Notice of Guaranteed Delivery.

INTRODUCTION

TO THE HOLDERS OF CLASS A SHARES, CLASS B SHARES AND ADSs:

We invite the Company’s shareholders to tender Class A shares, Class B shares and ADSs for purchase by us. Upon the terms and subject to the conditions set forth in this Offer Document, in the related ADS Letter of Transmittal and in the related Share Letter of Transmittal (the ADS Letter of Transmittal and the Share Letter of Transmittal, together, the “Letters of Transmittal”, which collectively with the Offer Document, as they may be amended and supplemented from time to time, constitute the Offer), we are offering to purchase any and all outstanding Class A shares and Class B shares (including those held as ADSs) of the Company that are not owned by us or our affiliates for a purchase price of $4.0625 per Class A share, $40.625 per Class B share and $81.25 per ADS, net to the seller in cash (less any amounts withheld under applicable tax laws), without interest, promptly after the expiration of the Offer. Since each of the Company’s ADSs represents two Class B shares, the tender of an ADS will be equivalent to two underlying Class B shares and, upon the terms and subject to the conditions of the Offer, we will purchase each ADS tendered in the Offer at a purchase price equal to $81.25 per ADS. In the event that at least 5,968,722 Class B shares (including Class B shares held as ADSs) have been tendered and not withdrawn pursuant to this Offer by January 30, 2008, AmBev will increase the price offered for each share to $4.125 per Class A share, $41.25 per Class B share and $82.50 per ADS. If subsequent to an increase in price, tendered shares are withdrawn such that fewer than 5,968,722 shares are tendered and not withdrawn, then AmBev reserves the right to decrease the price to the original price. Any increase or decrease in the price offered will be announced publicly via press release or other broad means of dissemination and the offer will be extended if necessary so that it remains open at least 10 business days from the date of change in price is announced. Each of the Company’s ADSs is evidenced by an ADR executed and delivered by The Bank of New York, pursuant to that certain Amended and Restated Deposit Agreement dated as of August 2, 2007, by and among the Company, The Bank of New York (as depositary for the ADSs) and the holders and beneficial owners from time to time of ADRs (the “Deposit Agreement”). The Bank of New York is also the ADS Tender Agent in connection with this Offer.

The Offer will expire at 5:00 p.m. New York City time (which is 11:00 p.m. Luxembourg time), on January 30, 2008, unless extended (such date and time, as the same may be extended, the “Expiration Date”). We may, in our sole discretion (subject to applicable law), extend the period of time in which the Offer will remain open.

The Offer is subject to certain conditions. See “The Offer — Section 5”.

The Company’s Board of Directors unanimously determined that the Offer is fair to the Company’s shareholders other than AmBev and its affiliates, and decided to recommend that shareholders tender their shares in the Offer. See “Special Factors — Section C”. Neither AmBev’s Board of Directors nor the Dealer Manager nor any other agent acting on our behalf makes any recommendation to you as to whether you should tender or refrain from tendering your Class A shares and/or Class B shares and/or ADSs. You must make your own decision as to whether to tender your Class A shares and/or Class B shares and/or ADSs and, if so, how many Class A shares and/or Class B shares and/or ADSs to tender.

We will pay the purchase price for the Class A shares and Class B shares (including those tendered as ADSs) that we purchase in U.S. Dollars, net to the tendering shareholders in cash (less any amounts withheld under applicable tax laws), without interest. Tendering shareholders who hold Class A shares or Class B shares or ADSs registered in their own name and who tender their Class A shares or Class B shares directly to the Share Tender Agent and/or their ADSs directly to the ADS Tender Agent will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the related ADS Letter of Transmittal, stock transfer taxes on our purchase of Class A shares and/or Class B shares and/or ADSs pursuant to the Offer. Shareholders holding Class A shares and/or Class B shares and/or ADSs through brokers, dealers, commercial banks, trust companies, financial institutions or other nominees are urged to consult such persons to determine whether transaction costs apply. Also, any payments made with respect to the Offer made within the United States or through certain United States related financial intermediaries may be subject to U.S. federal income tax backup withholding of 28% of such payments if you fail to complete, sign and return to the ADS Tender Agent the Substitute Form W-9 included with the ADS Letter of Transmittal (or such other IRS form as may be applicable) or otherwise establish that you are exempt from backup withholding. For complete details, see “The Offer — Section 2”. Also see “Special Factors — Sections D and E”, respectively, regarding certain United States income tax and Luxembourg income tax consequences of the

Offer. We will pay all charges and expenses of the Dealer Manager, the ADS Tender Agent, the Share Tender Agent and the Information Agent incurred in connection with the Offer.

On January 11, 2008, the trading price on the LSE of the Class A shares and Class B shares was $4.04 per Class A share and $38.80 per Class B share and the trading price on the NYSE of the ADSs was $81.90 per ADS. You are urged to obtain current market quotations for Class A shares, Class B shares and ADSs. See “The Offer — Section 6”.

THE OFFER

1.	OFFER PRICE.

General.  Upon the terms and subject to the conditions of the Offer, we will purchase any and all Class A shares and Class B shares (including those tendered as ADSs) from all holders who properly tender and have not properly withdrawn in accordance with “The Offer — Section 3” their Class A and/or Class B shares (including those tendered as ADSs), before the Expiration Date of the Offer at a purchase price of $4.0625 per Class A share and $40.625 per Class B share ($81.25 per ADS), net to the seller in cash (less any amounts withheld under applicable tax laws), without interest. In the event that at least 5,968,722 Class B shares (including Class B shares held as ADSs) have been tendered and not withdrawn pursuant to this Offer by January 30, 2008, AmBev will increase the price offered for each share to $4.125 per Class A share, $41.25 per Class B share and $82.50 per ADS. If subsequent to an increase in price, tendered shares are withdrawn such that fewer than 5,968,722 shares are tendered and not withdrawn, then AmBev reserves the right to decrease the price to the original price. Any increase or decrease in the price offered will be announced publicly via press release or other broad means of dissemination and the offer will be extended if necessary so that it remains open at least 10 business days from the date the change in price is announced. You may tender your Class B shares in the form of either shares or ADSs.

See “The Offer — Section 13” for a description of our right to extend, delay, terminate or amend the Offer.

THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE “THE OFFER — SECTION 5” FOR MORE INFORMATION.

If the Offer is completed, promptly following the Expiration Date we will pay the purchase price of each Class A share and Class B share (including those tendered as ADSs) properly tendered and not properly withdrawn.

If the Offer is not completed because conditions of the Offer are not satisfied, promptly following the Expiration Date all Class A shares and Class B shares (including those tendered as ADSs) tendered and delivered to us but not purchased pursuant to the Offer will be returned to the tendering holders at our expense. In the case of registered Class A shares and Class B shares, we will return to the tendering holders any stock certificates or other written evidence of share ownership that were delivered to the Share Tender Agent and that relate to the shares not purchased in the Offer or issue new share certificates representing the shares not purchased. We will also take any actions that may be necessary to cause the Company’s share register to reflect the fact that registered shares not purchased in the Offer continue to be owned by the tendering holder. In the case of bearer shares tendered, we will return to the tendering holder the bearer share certificates, or ask the Company to cause the issuance of new bearer share certificates, representing the shares not purchased. In the case of shares that were tendered through a clearing system, as the unpurchased shares will not be transferred to the Share Tender Agent, but will be blocked in the clearing system, we will cause the Share Tender Agent to take any actions required to be taken by it to permit the removal of the block on the unpurchased shares. We also suggest that holders contact the financial institution through which they hold their shares to determine what actions, if any, the financial institution may need to take to assure the removal of the block on the unpurchased shares. In the case of ADSs, we will return to the tendering holders ADRs evidencing the returned ADSs or, in the case of ADSs delivered by book-entry transfer, the returned ADSs will be credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made.

A holder of ADSs may surrender its ADSs for Class B shares and tender those Class B shares in the Offer. To surrender ADSs for the underlying Class B shares, the ADS holder must comply with the requirements of the Amended and Restated Deposit Agreement dated as of August 2, 2007, by and among the Company, The Bank of New York (as depositary) and the holders from time to time of ADRs (which evidence the ADSs) (the “Deposit Agreement”). The requirements for surrendering ADSs for Class B shares include, among other things, payment of a surrender fee of a maximum of $5 per 100 ADSs surrendered (or portion thereof), all taxes, governmental charges, stock transfer fees and registration fees payable in connection with the surrender of the ADRs evidencing the ADSs and the withdrawal of the Class B shares. Also, The Bank of New York, as depositary under the Deposit Agreement, may require, among other things, the ADRs surrendered in exchange for Class B shares to be properly endorsed in blank or accompanied by proper instruments of transfer in blank. ADS holders wishing to surrender their ADSs for Class B shares are urged to contact the ADR Division of The Bank of New York at (212) 815-2231 immediately to determine what steps need to be taken in order to complete the surrender in a timely manner to permit the Class B shares received to be properly tendered pursuant to the Offer.

2.	PROCEDURES FOR TENDERING SHARES AND ADSs.

Proper Tender of ADSs.  For ADSs to be tendered properly pursuant to the Offer:

•	the ADRs evidencing the ADSs, or confirmation of receipt of the ADSs under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed ADS Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the ADS Letter of Transmittal, must be received before 5:00 p.m. New York City time (which is 11:00 p.m. Luxembourg time), in each case by the Expiration Date by the ADS Tender Agent at one of its addresses set forth on the back cover page of this document; or

•	the tendering ADS holder must comply with the guaranteed delivery procedures set forth below.

As the Offer is scheduled to expire at 5:00 p.m., New York City time (which is 11:00 p.m. Luxembourg time), on January 30, 2008 any tender of ADSs, including any notices of guaranteed delivery, delivered to the ADS Tender Agent, whether by mail, hand, courier or facsimile, must be received by the ADS Tender Agent by the Expiration Date.

Notwithstanding any other provisions hereof, payment for ADSs tendered and accepted for payment pursuant to the Offer will be made promptly after the Expiration Date of the Offer only after timely receipt by the ADS Tender Agent of ADRs evidencing such ADSs (or a timely confirmation of a book-entry transfer of such ADSs into the ADS Tender Agent’s account at the Book-Entry Transfer Facility, as defined below), a properly completed and duly executed ADS Letter of Transmittal (or facsimile thereof bearing an original signature) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the ADS Letter of Transmittal.

Book Entry Delivery for ADSs.  The ADS Tender Agent will establish an account with respect to the ADSs at The Depository Trust Company (referred to as the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer Document, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of ADSs by causing the Book-Entry Transfer Facility to transfer such ADSs into the ADS Tender Agent’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of ADSs may be effected through book-entry transfer, a properly completed and duly executed ADS Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the ADS Tender Agent at one of its addresses set forth on the back cover of this Offer Document by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the ADS Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the ADS Tender Agent.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the ADS Tender Agent and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering ADSs through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of this Offer Document and the ADS Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery for ADSs.  The method of delivery of all documents, including ADRs evidencing the ADSs, is at the election and risk of the tendering ADS holder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. ADSs will be deemed delivered only when actually received by the ADS Tender Agent (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees for ADSs.  Except as otherwise provided below, all signatures on the ADS Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). Signatures on the ADS Letter of Transmittal need not be guaranteed if (a) the ADS Letter of Transmittal is signed by the registered holder of the ADSs tendered therewith and such holder has not completed the box captioned “Special Delivery Instructions” or captioned “Special Payment Instructions” on the ADS Letter of Transmittal or (b) such ADSs are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the ADS Letter of Transmittal. If an ADR evidencing the ADSs is registered in the name of a person other than the person executing an ADS Letter of Transmittal, then the ADR(s) must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the ADR, with the signature guaranteed by an Eligible Institution.

Guaranteed Delivery for ADSs.  If an ADS holder desires to tender ADSs pursuant to the Offer and cannot deliver such ADSs and all other required documents to the ADS Tender Agent by the Expiration Date or such holder cannot complete the procedure for delivery by book-entry on a timely basis, such ADSs may nevertheless be tendered if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the ADS Tender Agent (as provided below) by the Expiration Date; and

•	the ADRs evidencing the ADSs (or a confirmation of a book-entry transfer of such shares into the ADS Tender Agent’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed ADS Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the ADS Letter of Transmittal, are received by the ADS Tender Agent within three (3) NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission to the ADS Tender Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Proper Tender of Shares.  For Class A shares and Class B shares to be tendered properly pursuant to the Offer, by 11:00 p.m. Luxembourg time (which is 5:00 p.m. New York City time) on the Expiration Date:

•	if the tendering holder is a registered holder of Class A shares or Class B shares, the Share Tender Agent must receive at its address set forth on the back cover page of this Offer Document a properly completed and duly executed Share Letter of Transmittal, any other documents required by the Share Letter of Transmittal and confirmation by the Company that the tendering holder is listed in the Company’s register of shares as the registered owner of the tendered shares. Tendering holders of registered shares are not required to submit share certificates or other written confirmation of registered ownership of the tendered shares in order to make a valid tender of those shares, because the Company will confirm the tendering holder’s ownership of the tendered shares by examining the Company share register and the notations in the share register will determine legal ownership of the shares. Nevertheless, if such tendering holders do have share certificates or other written confirmation of registered ownership of the tendered shares, we request that they submit those documents with the Share Letter of Transmittal;

•	if a holder is tendering Class A shares or Class B shares held in bearer form, the Share Tender Agent must receive at its address set forth on the back cover page of this Offer Document a properly completed and duly executed Share Letter of Transmittal, any other documents required by the Share Letter of Transmittal and bearer certificates representing the tendered shares; or

•	if your Class A shares or Class B shares are held in a clearing system such as Euroclear or Clearstream, Luxembourg, which we refer to as the “clearing systems”, you should contact the financial institution through which you hold your shares and instruct that financial institution to take appropriate steps to (1) complete and sign or have completed and signed the Share Letter of Transmittal according to its instructions and deliver or cause the completed and signed Share Letter of Transmittal to be delivered to the Share Tender Agent at its address set forth on the back cover of this Offer Document, (2) block or cause the blocking of such tendered Class A shares or Class B shares within the clearing system, and (3) transfer or cause the transfer to the Share Tender Agent, after the Expiration Date, of the tendered Class A shares or Class B shares that we purchase pursuant to the Offer. Such tender of Class A shares or Class B shares will not be valid until the Share Tender Agent receives a Share Letter of Transmittal relating to such Class A shares or Class B shares which is properly completed and executed and confirmation from the clearing system that your shares have been blocked. You should consult the financial institution through which you hold your Class A shares or Class B shares to determine how, and by what time, you must deliver tender, blocking and transfer instructions to them.

Tendering holders who hold shares through financial institutions are urged to consult these financial institutions to determine how, and by what time and means, the holder must give instructions to that financial institution.

Clearing System Delivery for Shares.  Any participant in the clearing systems may make delivery of Class A shares or Class B shares by causing the clearing system to block and then transfer such shares to the Share Tender Agent in accordance with customary procedures. However, although delivery of Class A shares or Class B shares may be effected through a clearing system, a properly completed and duly executed Share Letter of Transmittal or any other required documents must, in any case, be received by the Share Tender Agent at its address set forth on the back cover of this Offer Document by the Expiration Date. Delivery of the Share Letter of Transmittal and any other required documents to a clearing system does not constitute delivery to the Share Tender Agent.

Method of Delivery for Shares.  The method of delivery of all documents, including registered share certificates, other written confirmation of the tendering shareholder’s shareholding and bearer share certificates, is at the election and risk of the tendering shareholder. If delivery is by mail, registered mail or special courier service is recommended. Class A shares and Class B shares will be deemed delivered only when actually received by the Share Tender Agent (including, in the case of Class A shares and/or Class B shares tendered through a clearing system, by confirmation of their receipt by the Share Tender Agent). In all cases, sufficient time should be allowed to ensure timely delivery.

Clearing System and Book-Entry Transfer Facility Deadlines.  If a broker, dealer, commercial bank, trust company, financial institution or other nominee holds your Class A shares and/or Class B shares and/or ADSs, it is likely they have a deadline prior to the expiration of the Offer by which tendering holders must instruct them to tender their Class A shares and/or Class B shares and/or ADSs into the Offer.

United States Federal Income Tax Withholding.  Under the U.S. backup withholding rules, 28% of the gross proceeds payable to a holder of ADSs or other payee pursuant to the Offer may be withheld and remitted to the United States Treasury, unless the holder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the ADS Tender Agent and certifies that such number is correct or otherwise establishes an exemption under applicable regulations. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the ADS Tender Agent, each tendering holder of ADSs should complete and sign the Substitute Form W-9 included as part of the ADS Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain holders of ADSs (including, among others, corporations and foreign persons) are not subject to these backup withholding requirements. In order for a foreign person to qualify as an exempt recipient, that person must submit a statement, signed under penalties of perjury, attesting to that person’s exempt status. Such statements can be obtained from the ADS Tender Agent. See Instruction 9 of the ADS Letter of Transmittal.

ANY TENDERING ADS HOLDER OR OTHER PAYEE FOR TENDERED ADSs WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE ADS LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED U.S. FEDERAL INCOME TAX WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH ADS HOLDER OR OTHER SUCH PAYEE PURSUANT TO THE OFFER.

Tender Constitutes an Agreement.  The tender of Class A shares and/or Class B shares and/or ADSs pursuant to any one of the procedures described above will constitute the tendering holder’s acceptance of the terms and conditions of the Offer and an agreement between the tendering holder and us upon the terms and subject to the conditions of the Offer, as well as the tendering holder’s representation and warranty to us that the tendering holder (1) has a net long position in the Class A shares and/or Class B shares at least equal to the number of Class A shares and/or Class B shares being tendered; (2) has full power and authority to tender, sell, assign and transfer the Class A shares and/or Class B shares and/or ADSs tendered hereby and that, when the same are accepted for payment by us, we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims; and (3) will, upon request, execute and deliver any additional documents deemed by us or the Share Tender Agent or the ADS Tender Agent, as the case may be, to be necessary or desirable to complete the sale, assignment and transfer of the Class A shares and/or Class B shares and/or ADSs tendered hereby.

Grant of Proxy for Class A Shares and/or Class B Shares and/or ADSs.  By executing a Letter of Transmittal (or delivering an Agent’s Message), you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Class A shares and/or Class B shares and/or ADSs tendered and accepted for payment by us. All such appointments are irrevocable and coupled with an interest in the tendered Class A shares and/or Class B shares and/or ADSs. However, such appointment is effective only upon our acceptance for payment of such Class A shares and/or Class B shares and/or ADSs. Upon such acceptance for payment of such Class A shares and/or Class B shares and/or ADSs, all prior proxies and consents granted by you with respect to such Class A shares and/or Class B shares and/or ADSs and other securities will, without further action, be revoked, and no subsequent proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the Company’s shareholders, by written consent or otherwise. We reserve the right to require that, in order for Class A shares and/or Class B shares and/or ADSs to be validly tendered, immediately upon our acceptance for payment of such Class A shares and/or Class B shares and/or ADSs, we are able to exercise full voting rights with respect to such Class A shares and/or Class B shares and/or ADSs (including voting at any meeting of shareholders then scheduled or acting by written consent without a meeting).

Determination of Validity; Rejection of Shares and ADSs; Waiver of Defects; No Obligation to Give Notice of Defects.   All questions as to the purchase price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Class A shares or Class B shares (including those tendered as ADSs) will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of Class A shares or Class B shares (including those tendered as ADSs) determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of particular Class A shares or Class B shares (including those tendered as ADSs), and our interpretation of the terms of the Offer (including the instructions in the Letters of Transmittal) will be final and binding on all parties. No tender of Class A shares or Class B shares (including those tendered as ADSs) will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of us, the Dealer Manager, the ADS Tender Agent, the Share Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased ADSs.  If any tendered ADSs are not purchased pursuant to the Offer or are properly withdrawn before the Expiration Date, or if less than all of an ADS holder’s ADSs evidenced by ADRs are tendered, ADRs for unpurchased ADSs will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the ADSs, as applicable, or, in the case of ADSs tendered by book-entry transfer at the book-entry transfer facility, the returned ADSs will be credited to the appropriate account maintained by the tendering ADS holder at the book-entry transfer facility, in each case without expense to the ADS holder.

Return or Release of Unpurchased Shares.  If any tendered Class A shares or Class B shares are not purchased pursuant to the Offer or are properly withdrawn before the Expiration Date, or if less than all of a shareholder’s Class A shares or Class B shares are tendered, (1) in the case of registered Class A shares or Class B shares or bearer shares tendered directly to the Share Tender Agent, any stock certificates or other written evidence of share ownership or bearer share certificates, as applicable, relating to the shares not purchased in the Offer that were delivered to the Share Tender Agent will be returned to the tendering holder, or new share certificates or bearer share certificates, as applicable, representing the shares not purchased or withdrawn will be issued to the tendering holder, in each case promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, without expense to the holder of the shares and, in the case of registered shares, we will take any actions that may be necessary to cause the Company’s share register to reflect the fact that registered shares non-tendered or purchased in the Offer or properly withdrawn continue to be owned by the tendering holder, or (2) in the case of Class A shares or Class B shares tendered through a clearing system, as the withdrawn, not tendered or unpurchased shares will not be transferred to the Share Tender Agent but will be blocked in the clearing system, we will cause the Share Tender Agent to take any actions required to be taken by it to permit the removal of the block on the withdrawn or unpurchased shares. We also suggest that holders contact the financial institution through which their shares were tendered to determine what actions, if any, the financial institution may need to take to assure the removal of the block on the withdrawn, non-tendered or unpurchased shares.

Lost or Destroyed ADRs.  ADS holders whose ADRs evidencing part or all of their ADSs have been lost, stolen, misplaced or destroyed may contact The Bank of New York, as depositary for the Company’s ADSs under the Deposit Agreement, at 1-800-507-9357 for instructions as to obtaining a replacement. The replacement ADR(s) will then be required to be submitted together with the ADS Letter of Transmittal in order to receive payment for ADSs that are tendered and accepted for payment. The Bank of New York may require the ADS holder to post a bond in connection with the issuance of replacement ADRs. ADS holders are urged to contact The Bank of New York immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

ADRs EVIDENCING ADSs, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED ADS LETTER OF TRANSMITTAL OR FACSIMILE THEREOF (BEARING AN ORIGINAL SIGNATURE), OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE ADS LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE ADS TENDER AGENT AND NOT TO US, THE DEALER MANAGER, THE SHARE TENDER AGENT OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE SHARE TENDER AGENT OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE ADS TENDER AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

CLASS A SHARE CERTIFICATES OR CLASS B SHARE CERTIFICATES, OTHER WRITTEN EVIDENCE OF YOUR SHARE OWNERSHIP, OR BEARER SHARE CERTIFICATES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED SHARE LETTER OF TRANSMITTAL OR FACSIMILE THEREOF (BEARING AN ORIGINAL SIGNATURE) AND ANY OTHER DOCUMENTS REQUIRED BY THE SHARE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE SHARE TENDER AGENT AND NOT TO US, THE DEALER MANAGER, THE ADS TENDER AGENT OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE ADS TENDER AGENT OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE SHARE TENDER AGENT AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

3.	WITHDRAWAL RIGHTS.

Tenders of Class A shares and/or Class B shares and/or ADSs made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable except that they may be withdrawn after 9:00 a.m. New York City time, which is 3:00 p.m. Luxembourg time, on January 31, 2008, unless theretofore accepted for payment as provided in this Offer Document. If we extend the period of time during which the Offer is open, or postpone payment for the Class A shares and/or Class B shares in accordance with “The Offer — Conditions of the Offer” below then, without prejudice to our rights under the Offer, the ADS Tender Agent and the Share Tender Agent may, on our behalf, respectively retain all Class A shares and Class B shares and ADSs tendered, and such Class A shares and Class B shares and ADSs may not be withdrawn except as otherwise provided in this Section 3.

Withdrawal of ADSs.  For a withdrawal of ADSs to be effective, an original signed written notice of withdrawal must:

•	be timely received by the ADS Tender Agent at one of its addresses set forth on the back cover of this Offer Document; and

•	must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name of the registered holder of the ADSs, if different from that of the person who tendered such ADSs.

If the ADSs to be withdrawn have been delivered to the ADS Tender Agent, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in cases where a signature guarantee was not required on the ADS Letter of Transmittal) must be submitted prior to the release of such ADSs. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADR(s), the name of the registered holder (if different from that of the tendering ADS holder) and the serial numbers shown on the particular ADR(s) evidencing the ADSs to be withdrawn or, in the case of ADSs tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn ADSs.

Withdrawal of Shares.  For a withdrawal of Class A shares or Class B shares tendered in the form of shares to be effective, an original Notice of Withdrawal must be signed by the person who signed the relevant Share Letter of Transmittal and must:

•	be timely received by the Share Tender Agent at its address set forth on the back cover of this Offer Document; and

•	specify the name of the person who tendered the Class A shares and/or Class B shares to be withdrawn, the number of Class A shares and/or Class B shares to be withdrawn and, if bearer shares are being withdrawn, the bearer certificate number of each share to be withdrawn.

In the case of Class A shares or Class B shares tendered through a clearing system, upon receipt of a valid Notice of Withdrawal we will cause the Share Tender Agent to take any actions required to be taken by it to permit the removal of the block on the withdrawn shares. We also suggest that holders contact the financial institution through which they tendered their shares to determine what actions, if any, the financial institution may need to take to assure the removal of the block on the withdrawn shares.

General.  Withdrawals may not be rescinded, and Class A shares or Class B shares or ADSs withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Class A shares and/or Class B shares or ADSs may be retendered by again following one of the procedures described in “The Offer — Section 2” at any time prior to the Expiration Date. If we decide to provide a subsequent offering period under Rule 14d-11, no withdrawal rights apply during such subsequent offering period in accordance with Rule 14d-7(a)(2).

We will determine all questions as to the validity (including time of receipt) of any notice of withdrawal, in our sole discretion, which determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Class A shares and/or Class B shares and/or ADSs by any shareholder, and such determination will be binding on all shareholders. None of us, the Dealer Manager, the ADS Tender Agent, the Share Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

4.	PURCHASE OF SHARES AND ADSS AND PAYMENT OF PURCHASE PRICE.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date (and in no case later than 5 days after the Expiration Date), we will pay for the Class A shares and Class B shares (including those tendered as ADSs) properly tendered and not properly withdrawn before the Expiration Date.

Payment for ADSs.  We will pay for ADSs purchased under the Offer by depositing the aggregate purchase price for such ADSs with the ADS Tender Agent, which will act as agent for the tendering ADS holder for the purpose of receiving payment from us and transmitting payment to the tendering ADS holders.

Payment for Shares.  We will pay for Class A shares and Class B shares purchased under the Offer by depositing the aggregate purchase price for such shares with the Share Tender Agent, which will act as agent for tendering Class A shares and Class B shareholders for the purpose of receiving payment from us and transmitting payment to the tendering holder of Class A shares or Class B shares. The Share Tender Agent will transmit payment to the tendering holder of Class A shares or Class B shares as follows:

•	for Class A shares or Class B shares held through a direct participant of Clearstream Luxembourg or Euroclear Bank, the Share Tender Agent will, promptly following receipt of the aggregate purchase price from us, pay the cash consideration to the common security depositaries of Clearstream Luxembourg and Euroclear Bank which will credit their participants’ accounts. Such financial intermediaries should then make the appropriate credits to the accounts of the relevant holders of Class A shares and Class B shares.

•	For Class A shares or Class B shares registered directly in the Company’s shareholder’s register or Class A shares or Class B shares in bearer form, the cash consideration shall be paid to the bank account notified by such shareholder to the Share Tender Agent in the Share Letter of Transmittal.

UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Class A shares and/or Class B shares and/or ADSs purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to any person other than the registered holder of the ADSs, or if tendered ADRs evidencing ADSs are registered in the name of any person other than the person signing the ADS Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the ADS Letter of Transmittal.

ANY TENDERING HOLDER OF ADSs OR OTHER PAYEE FOR TENDERED ADSs WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE ADS TENDER AGENT THE SUBSTITUTE FORM W-9 INCLUDED WITH THE ADS LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE HOLDER OF ADSs OR OTHER PAYEE FOR TENDERED ADSs PURSUANT TO THE OFFER. SEE “THE OFFER — SECTION 2”. ALSO SEE “SPECIAL FACTORS — SECTION D” REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR HOLDERS OF CLASS A SHARES AND/OR CLASS B SHARES AND/OR ADSs.

5.	CONDITIONS OF THE OFFER.

In accordance with the provisions of the Offer, we will not be required to accept for payment or pay for any Class A shares and/or Class B shares and/or ADSs tendered, and may terminate or amend (subject to applicable law) the Offer or may postpone the acceptance for payment of, and the payment for, Class A shares and/or Class B shares and/or ADSs tendered, subject to the requirements of the Exchange Act for prompt payment for or return of Class A shares and/or Class B shares and/or ADSs, if at any time between the date of the commencement of this Offer and the Expiration Date, any of the following events shall have occurred or are determined by us to have occurred, which in our reasonable judgment makes it inadvisable to proceed with the Offer or with acceptance for payment or payment:

(1) there shall be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal of the United States or any non-United States jurisdiction, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Offer or the acquisition of some or all of the Class A shares or Class B shares or ADSs pursuant to the Offer or (ii) in our reasonable judgment, could materially and adversely affect our or our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise could materially impair in any way the contemplated future conduct of the business of us or our subsidiaries, taken as a whole, or could materially impair our ability to purchase any and all outstanding Class A shares or Class B shares (including those tendered as ADSs) of the Company in the Offer; and

(2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, could directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Class A shares or Class B shares or ADSs illegal or otherwise restrict or prohibit completion of the Offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Class A shares, Class B shares or ADSs, or (iii) materially and adversely affect our or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or our affiliates.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition. These conditions may be waived by us, in whole or in part, at any time in our sole discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time.

6.	PRICE RANGE OF SHARES AND ADSS; DIVIDENDS.

Market for the Class A shares.

Class A shares are currently listed and trade in U.S. Dollars on the LSE. The table below sets forth, for the periods indicated, the reported high and low daily closing prices of our Class A shares on the LSE.

	Price per Class A Share(1)
	High	Low

2002	$0.98	$0.43
2003	0.83	0.29
2004	1.00	0.52
2005	1.60	0.61
2006	3.34	1.67

2004
1st Quarter	1.00	0.83
2nd Quarter	0.99	0.76
3rd Quarter	0.92	0.69
4th Quarter	0.86	0.52

2005
1st Quarter	1.00	0.61
2nd Quarter	1.25	0.97
3rd Quarter	1.60	1.20
4th Quarter	1.55	1.38

2006
1st Quarter	1.85	1.67
2nd Quarter	2.37	1.75
3rd Quarter	2.65	2.35
4th Quarter	3.34	2.48

2007
January 2007	3.22	3.22
February 2007	3.25	3.25
March 2007	3.90	3.30
April 2007	3.60	3.60
May 2007	3.40	3.00
June 2007	3.30	3.10
July 2007	3.40	3.15
August 2007	3.37	2.90
September 2007	3.00	2.90
October 2007	2.91	2.85
November 2007	2.78	2.76
December 1-21, 2007(2)	$3.35	$2.85

(1)	Source: Luxembourg Stock Exchange

(2)	December 21, 2007 was the last full trading day before AmBev’s announcement of the Offer.

Market for the Class B shares.

ADSs, each representing two Class B shares without par value, are listed on the NYSE and trade under the symbol “LQU”. The Company’s Class B shares are listed and trade on the LSE as well. Each ADS is represented by an ADR, issued pursuant to the Deposit Agreement. The ADSs (initially representing non-voting shares and now representing Class B voting shares) and non-voting shares (which are now the Company’s Class B voting shares) began trading on the NYSE and the LSE, respectively, on March 28, 1996. The table below sets forth, for the periods indicated, the reported high and low daily closing prices of the non-voting shares or Class B shares, as the case may be, and the ADSs on the LSE and the NYSE, respectively:

	Price per Class B Share(1)		Price per ADS(2)
	High	Low	High	Low

2002	$6.38	$2.52	$13.09	$5.73
2003	8.16	2.72	16.77	6.35
2004	10.00	7.25	20.18	14.57
2005	16.90	7.65	35.77	16.06
2006	33.75	15.40	66.64	34.66

2004
1st Quarter	10.00	8.50	20.18	16.65
2nd Quarter	9.65	7.45	19.46	14.75
3rd Quarter	9.23	7.25	18.46	15.00
4th Quarter	8.89	7.41	17.93	15.72

2005
1st Quarter	10.05	7.65	22.98	16.06
2nd Quarter	12.50	9.75	25.86	22.59
3rd Quarter	16.90	11.50	35.77	24.17
4th Quarter	16.20	13.70	34.20	29.75

2006
1st Quarter	18.90	15.40	42.81	34.66
2nd Quarter	23.99	20.30	51.49	37.65
3rd Quarter	26.90	22.20	55.33	48.53
4th Quarter	33.75	24.10	66.64	52.30

2007
January 2007	33.40	32.50	66.79	65.90
February 2007	32.70	31.60	71.30	66.70
March 2007	36.00	32.30	74.75	71.65
April 2007	37.00	34.00	75.94	70.50
May 2007	34.51	32.00	73.99	71.00
June 2007	34.50	34.00	74.25	72.18
July 2007	34.50	33.50	77.89	72.60
August 2007	*	*	77.35	67.00
September 2007	32.80	31.00	70.01	65.63
October 2007	30.14	29.51	69.70	65.85
November 2007	28.60	27.50	68.00	64.00
December 1-21, 2007(3)	$33.53	$28.50	$68.05	$66.59

(1)	Source: Luxembourg Stock Exchange.

(2)	Source: New York Stock Exchange.

(3)	December 21, 2007 was the last full trading day before AmBev’s announcement of the Offer.

*	No Class B shares traded in August 2007.

Dividends.  Each Class B share is entitled, if dividends are declared by the general meeting of shareholders or, in case of interim dividends, by the Board of Directors, to receive an amount of dividends equal to ten times the amount of dividends to which each Class A share is entitled. The right to dividends of Class A shares and Class B shares rank pari passu without preference to each other. Prior to paying any dividends, the Company is required under Luxembourg law to transfer 5% of the Company’s annual net profits to a non-distributable legal reserve until the reserve amounts to 10% of the Company’s issued share capital.

Due to the severe economic crisis and recession that occurred in Argentina from late 1988 through much of 2003, and its impact on the Company’s business, the Company did not pay dividends in 2001 and 2002. During this period the Argentine government imposed on Argentine companies a significant number of monetary and currency exchange control measures, including restrictions on the transfer of funds by Argentine companies to foreign shareholders for the purposes of paying dividends. Because the Company is a holding company, its ability to pay dividends depends primarily on its receipt of sufficient funds from its principal subsidiary, Quilmes International (Bermuda) Ltd. (“QIB”), which depends in turn on QIB’s receipt of sufficient funds from its subsidiaries, the largest of which is Cervecería y Maltería Quilmes S.A.I.C.A. y G. (“CMQ”) in Argentina. Currently, Argentine regulations permit CMQ to pay dividends to foreign shareholders such as QIB if the dividends correspond to prior periods and if independent accountants have certified the financial statements for the prior periods. We cannot predict whether or when the Argentine government might again impose restrictions that would impair the Company’s ability to pay dividends. The Argentine government has taken these actions in the past and could do so again.

The table below sets forth, for each of the periods indicated, the dividends paid per Class A share, per Class B share and per ADS (in US$):

	2004 IFRS	2005 IFRS	2006 IFRS

Dividends per Class A share	0.0157	0.0351	0.045818
Dividends per Class B share	0.157	0.3506	0.45818
Dividends per ADS	0.314	0.7012	0.91636

7.	SOURCE AND AMOUNT OF FUNDS.

Assuming we purchase any and all outstanding Class A shares and Class B shares (including those tendered as ADSs) tendered pursuant to the Offer at a purchase price of $4.0625 per Class A share and $40.625 per Class B share ($81.25 per ADS), we expect that the aggregate purchase price will be approximately $379.8 million. In the event that the price offered for each share has been increased because at least 5,968,722 Class B shares (including Class B shares held as ADSs) have been tendered and not withdrawn by January 30, 2008, we expect that the aggregate purchase price will be approximately $385.6 million. We expect to fund the purchase of Class A shares, Class B shares and ADSs tendered in the Offer and the payment of related fees and expenses from our general corporate funds. The Offer is not subject to the receipt of financing, and we do not have any alternative financing arrangement or alternative financing plans. For further information on our financial condition, please refer to our annual report on Form 20-F for the year ended December 31, 2006 and the relevant Forms 6-K filed by AmBev with the SEC prior to the commencement of the Offer, all of which are incorporated into this Offer Document by reference.

8.	CERTAIN INFORMATION CONCERNING THE COMPANY AND THE OFFEROR.

8.A. CERTAIN INFORMATION CONCERNING THE COMPANY

General.  The Company was established as a separate company incorporated in the Grand Duchy of Luxembourg in 1989 when the brewing interests of Enterprises Quilmes, a publicly traded Luxembourg holding company, were spun off from the rest of Enterprises Quilmes’ business interests. The Company remains a Luxembourg holding company governed by Luxembourg law and operates through its subsidiaries, principally QIB, in which it holds a 92.95% interest. All of the Company’s operating companies are wholly owned, majority-owned, controlled or subject to joint control subsidiaries of QIB. Quinsa is registered with the Luxembourg Register of Commerce and Companies under number Bno. 32501. The address of the Company’s principal executive offices is 84, Grand Rue L-1660 Luxembourg, Grand Duchy of Luxembourg. The Company’s telephone number is (352) 47 38 85. The Company’s authorized representative in the United States is Puglisi & Associates, 850 Library Avenue, Suite 204, P.O. Box 885, Newark, Delaware 19715.

The Company’s subsidiaries produce beer in Argentina, Paraguay, Uruguay, Bolivia and Chile (the “southern cone markets”) and produce, to a lesser extent, soft drinks and mineral water in Argentina and Uruguay. The Company is the largest beer producer both in Argentina and in the combined southern cone markets. In 2006, according to internal estimates, the Company’s breweries enjoyed market shares of approximately 77% in Argentina, 96% in Paraguay, 96% in Uruguay, 97% in Bolivia and 12% in Chile. In the first half of 2007 the Company’s market share in Argentina fell to approximately 73% as a result of the divestiture of the Palermo, Bieckert and Imperial brands.

Quilmes Industrial (Quinsa) S.A.
SELECTED FINANCIAL DATA

The following selected consolidated financial data have been derived from the Company’s Consolidated Financial Statements included in its annual report in Form 20-F for the year ended December 31, 2006 (the “2006 20-F”) filed with the Commission as of the dates and for each of the periods indicated below. This information should be read in conjunction with and is qualified in its entirety by reference to the Consolidated Financial Statements, and the discussion in “Item 5. Operating and Financial Review and Prospects” included in the Company’s 2006 20-F. The selected consolidated statement of income data for the years ended December 31, 2006 and 2005 and the selected consolidated balance sheet data as of December 31, 2006 and 2005 have been derived from the Company’s Consolidated Financial Statements included in the 2006 20-F. The Company prepares its consolidated financial statements in U.S. dollars in conformity with International Financial Reporting Standards (“IFRS”). Its consolidated financial statements were prepared in accordance with IFRS 1, “First-time adoption of IFRS” since they are the first financial statements the Company has published under these standards. Prior to January 1, 2005, Quinsa’s consolidated financial statements had also been prepared in U.S. dollars but following Luxembourg GAAP. IFRS differ in certain significant respects from U.S. GAAP. Such differences involve methods of measuring the amounts shown in the Consolidated Financial Statements, as well as additional disclosures required by U.S. GAAP and Regulation S-X of the SEC. See Note 32 to the Consolidated Financial Statements contained in the 2006 20-F for a description of the principal differences between IFRS and U.S. GAAP, as they relate to the Company, and a reconciliation to U.S. GAAP of its net income (loss) and shareholders’ equity. The reconciliation does not include disclosure of all information that would be required by U.S. GAAP and Regulation S-X of the SEC. The U.S. GAAP selected consolidated financial data for the years ended December 31, 2006 and 2005 have been derived from the Company’s Consolidated Financial Statements included in the 2006 20-F.

	For The Year Ended December 31,
	2005	2006
	IFRS	IFRS
	(in US$ millions except for per share information and Other Data)

Income Statement Data:
Net sales	954.3	1,166.3
Cost of sales	(406.2)	(474.7)

Gross profit	548.1	691.6
Selling and marketing costs	(217.2)	(265.0)
Administrative expenses	(54.8)	(73.7)
Other operating income (expense), net	(2.0)	10.7

Operating profit	274.1	363.6
Other income
Interest and financial expenses	(40.7)	(49.9)
Share of profits of associates	0.1	0.0
Income (loss) before income taxes, minority interest and extraordinary items	233.5	313.7
Income tax expense	(71.9)	(113.2)
Net income (loss)	161.6	200.5
Profit attributable to equity holders of the Company	131.4	165.8
Equity attributable to minority interest(1)	30.2	34.7
Net income per Class A share(2)	0.119	0.153
Net income per Class B share(2)	1.171	1.533
Net income (loss) per ADS(2)	2.342	3.066
Dividends per Class A share	0.0351	0.045818
Dividends per Class B share	0.3506	0.458180
Dividends per ADS	0.7012	0.91636

	As of December 31,
	2002	2003	2004	2005(6)	2006

U.S. GAAP:
Net income (loss)	(121.50)	120.90	99.90	138.8	164.6
Basic and diluted net income (loss) per ADS(3)	(2.38)	1.96	1.80	2.48	3.04
Basic and diluted net income (loss) per Class A common share (“Class A share”)(3)	(0.11)	0.09	0.08	0.13	0.15
Basic and diluted net income (loss) per Class B common share(“Class B share”)(3)	(1.19)	0.98	0.90	1.24	1.52

	As of December 31,
	2005	2006
	IFRS	IFRS

Balance Sheet Data:
Cash and banks and short-term investments	159.5	292.9
Total current assets	362.4	535.2
Total non-current assets	1,056.7	1,042.7
Total assets	1,419.1	1,577.9
Short-term loans(4)	96.8	145.5
Long-term loans(4)	296.0	190.6
Total liabilities	856.4	861.2
Minority interest	72.0	84.6
Share capital	34.7	34.7
Shareholders’ equity	562.7	716.7

	As of December 31,
	2002	2003	2004	2005(6)	2006

U.S. GAAP:
Shareholders’ equity(7)	175.1	381.5	340.7	391.0	1,994.8

	2005	2006

Other Data:
Total brewing capacity (hectoliters in thousands)(5)	24,440	22,500
Total beer volume sold (hectoliters in thousands)	16,465	17,956
Total soft drink capacity (hectoliters in thousands)	17,500	19,100
Total soft drink and water volume sold (hectoliters in thousands)	8,532	10,698
Number of employees	6,649	7,178
Number of Class A shares (in millions)	631.8	631.8
Number of Class B shares (in millions)	48.8	48.8

(1)	Pursuant to the Company’s adoption of IFRS, profit for the years 2005 and 2006 are shown in full. In other words, the distinction between the portion of the year’s profit attributable to each of the equity holders of the Company and minority interest is made separately. Because the percentage of the Company’s indirect ownership varies among the Company’s various consolidated subsidiaries, the calculation of the minority interest during any period is a function of the minority ownership in QI(B), the Company’s principal subsidiary (15% until July 2003, 12.4% until July 2005, and 7.05% since then). It is also a function, to a lesser extent, of the income of each of the operating subsidiaries and the percentage of each such subsidiary’s capital stock owned by minority shareholders during such period. QI(B)’s holdings in its operating subsidiaries range from 99.70%

to 100% for the most significant Argentine subsidiary and Chilean subsidiary, respectively, to as low as 57.97% in Colosas S.A., a Paraguayan subsidiary.

(2)	Earnings per share under IFRS (for 2004, 2005 and 2006) are calculated on a basic and diluted basis, by dividing the profit attributable to equity holders of the Company by the weighted average number of ordinary shares in issue during the year, excluding ordinary shares purchased by the Company and held as treasury shares. See Notes 14 and 25 to the Company’s Consolidated Financial Statements.

(3)	Under U.S. GAAP, the Company has presented basic and diluted earnings per share in conformity with SFAS No. 128 (“Earnings per Share”) and SEC Staff Accounting Bulletin No. 98 (“SAB No. 98”) for all periods. In June 2002, the Company’s shareholders approved a capital restructuring by which (i) the then outstanding number of ordinary shares (68,400,000) were split ten-for-one and renamed Class A shares and (ii) the then outstanding number of preferred shares (39,750,089) were converted into ordinary shares on a one for one basis and renamed Class B shares. As a result, Class B shares have dividends and liquidation rights equal to ten times the rights of Class A shares. Therefore, the Company is required to use the two-class method to report earnings per share for the years ended December 31, 2003, 2004, 2005 and 2006. The two-class method is an earnings allocation formula that determines earnings per share for each class of common stock according to dividends declared and participation rights in undistributed earnings. Outstanding shares for the year 2002 were retroactively restated for the stock split mentioned above. Each ADS represents two Class B shares.

(4)	Short-term loans represent the Company’s current loans and short-term portion of long-term debt. Long-term loans include the non-current portion of long-term debt due to banks and notes payable. See Note 17 to the Company’s Consolidated Financial Statements for details.

(5)	Capacity for 2006 is net of the Lujan brewery (capacity 2.9 million hectoliters) sold in December 2006.

(6)	As discussed in Note 32 to the Company’s Consolidated Financial Statements, the Company has restated its US GAAP shareholders’ equity and net income for the year ended December 31, 2005 to reflect a change in the method used to account for the acquisition of the QI(B) shares from BAC. In 2005 the Company acquired from one of its controlling shareholders, BAC, a 5.32% equity interest in our subsidiary, QI(B), for a total purchase price of US$114.5 million. Under IFRS, the Company treated this transaction as a transaction with a party external to it. As a result, the Company treated the excess of purchase price over the carrying value of the minority interest acquired as goodwill (US$84.8 million). For US GAAP purposes, this acquisition was previously reported as a transaction completed between entities under common control and, as such, the difference between the purchase price paid by the Company and the US GAAP carrying value of BAC’s investment in QI(B) was treated as a dividend payment and thus reduced equity under US GAAP for US$70.7 million. Following a further review of the transaction, the Company concluded that the acquisition of the QI(B) shares from BAC was not a transaction completed between entities under common control, and, as such, reversed the previous accounting under US GAAP and recognized the transaction following the purchase method of accounting as a transaction with a party external to the Company. The restatement resulted in an increase in the Company’s stockholders’ equity as of December 31, 2005 of $69.9 million and a decrease in net income for the year ended December 31, 2005 of $0.8 million.

(7)	For a breakdown of changes in shareholders’ equity for the years ended December 31, 2005 and 2006, please see Note 32 to the Company’s consolidated financial statements. As discussed therein, as a result of AmBev’s acquisition of Quinsa shares in January 2003 and August 2006, Quinsa’s financial statements subsequent to July 31, 2006 reflect the purchase accounting adjustments, including goodwill, that AmBev reflected in its own books at the time of these purchases.

Six-Month Results.

The following tables set forth selected unaudited financial data of the Company for the six-month periods ended June 30, 2006 and 2007:

Quilmes Industrial (Quinsa) SOCIÉTÉ ANONYME
UNAUDITED GEOGRAPHIC INFORMATION — SUMMARY
(U.S. Dollars in millions)

	Six Months Ended June 30,
	2007	2006
	IFRS	IFRS

NET SALES
Argentina (beer)	231.5	208.5
Argentina (CSD & other)	167.3	133.1
Bolivia	82.5	66.6
Chile	22.1	22.2
Paraguay (beer)	72.1	62.2
Uruguay	32.5	27.8
Inter area sales and other adjustments	13.2	0.0

Total	621.2	520.4

	Six Months
	Ended June 30,
	2007	2006
	IFRS	IFRS

PROFIT AND LOSS SUMMARY
Net sales	621.2	520.4
Cost of goods sold	(255.9)	(216.0)

Gross profit	365.3	304.4
Selling and marketing expenses	(130.1)	(111.5)
Administrative and general expenses	(22.3)	(21.1)
Goodwill amortization	(6.4)	(7.5)
Other operating expenses (net)	(7.4)	(4.9)

Normalized operating profit	199.2	159.4
Income (expense) from sale of fixed assets	(0.7)	(0.3)

Operating profit	198.5	159.1
Interest income	8.9	8.1
Interest expense	(21.6)	(25.1)
Foreign exchange differences	(0.6)	(1.5)
Other non-operating income (expense) net	(4.5)	(4.9)

Earnings (losses) before taxes & minority interest	180.7	135.8
Income taxes	(61.7)	(43.1)
Minority interest	(18.8)	(15.1)

Net income (loss)	100.2	77.6
Net income (loss) per share	0.924	0.716
Net income (loss) per ADR	1.848	1.432
Depreciation and amortization	49.0	47.2
Normalized EBITDA	248.2	206.6
Normalized EBITDA margin	40.0%	39.7%

	Six Months Ended June 30,
	2007	2006

Normalized EBITDA
Argentina (beer)	107.1	96.7
Argentina (CSD & other)	29.5	20.4
Bolivia	50.5	41.1
Chile	(4.1)	(2.5)
Paraguay (beer)	42.7	35.0
Uruguay	9.0	9.6
Other	13.5	6.3

Total	248.2	206.6

	As of June 30th,	As of June 30th,
	2007	2006
	IFRS	IFRS

ASSETS
Cash, Cash Equivalents and Government Securities	333.3	192.9
Inventories	100.8	92.8
Accounts Receivable	38.0	28.0
Other Current Assets	48.1	39.1

Total Current Assets	520.2	352.8
Property, Plant and Equipment, Net	634.9	611.8
Goodwill and Other Intangible Assets	326.6	333.9
Long-Term Cash Investments	125.4	39.4
Other Assets	108.6	73.2

Total Assets	1,715.7	1,411.1

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-Term Bank Debt	165.8	103.9
Long-Term Bank Debt	269.1	256.4
Other Liabilities	461.3	404.9
Total Liabilities	896.2	765.2

Minority Interest	84.2	73.9
Shareholders’ Equity	735.3	572.0

Total Liabilities and Shareholders’ Equity	1,715.7	1,411.1

Additional Information About the Company and Incorporation by Reference (see — “Documentation Incorporated by Reference”). The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files periodic reports and other information relating to the Company’s business, financial condition and other matters. On September 14, 2007, the Company filed with the Commission its annual report on Form 20-F for the year ended December 31, 2006, which we hereby incorporate into this Offer Document by reference. On July 18, 2007, August 1, 2007 and August 15, 2007, the Company furnished to the Commission its current reports on Form 6-K, which we also hereby incorporate into this Offer Document by reference. Such material and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the Commission’s customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet at

http://www.sec.gov that contains reports and information statements and other information regarding registrants, including the Company, that file electronically with the Commission.

You can obtain the documents described under “Documentation Incorporated by Reference” from the Company or from the Commission’s website described above. You can obtain the documents described under “Additional Information” and documents incorporated by reference in this Offer Document, as well as this Offer Document itself, from the Company, without charge, by requesting them in writing or by telephone at the office of Guillermo Zuzenberg, Quilmes Industrial (Quinsa) Société Anonyme, 84, Grand Rue, L-1660 Luxembourg, Grand Duchy of Luxembourg, phone number +47 3855-1. Please be sure to include your complete name and address in the request. If you request any incorporated documents, the Company will mail them by first class mail, or another equally prompt means, promptly after the Company receives the request. You can obtain free of charge a copy of the Company’s annual report on Form 20-F for the year ended December 31, 2006, and certain other of the Company’s reports from the Company’s website on the Internet at http://www.quinsa.com. You can obtain free of charge a copy of the Company’s annual accounts from the Share Tender Agent at the address set forth on the back cover page of this Offer Document. You can further obtain free of charge a copy of this Offer Document from the Company’s website, from AmBev’s website, from the Commission’s website, or from the Information Agent at the address set forth on the back cover page of this Offer Document.

8.B. CERTAIN INFORMATION CONCERNING THE OFFEROR

General.  AmBev is the successor of Companhia Cervejaria Brahma (“Brahma”) and Companhia Antarctica Paulista Indústria Brasileira de Bebidas e Conexos (“Antarctica”), two of the oldest brewers in Brazil. Antarctica was founded in 1885. Brahma was founded in 1888 as Villiger & Cia. The Brahma brand was registered on September 6, 1888, and in 1904 Villiger & Cia. changed its name to Companhia Cervejaria Brahma.

AmBev was incorporated as Aditus Participações S.A. on September 14, 1998. AmBev is a publicly held corporation incorporated under the laws of the Federative Republic of Brazil. On July 1, 1999, the controlling shareholders of Brahma and Antarctica contributed all of their common and preferred shares in Brahma and Antarctica in exchange for shares of the same type and class of AmBev. On March 31, 2001, Brahma was merged into Antarctica, and Antarctica changed its name to Companhia Brasileira de Bebidas — CBB. These transactions had no effect on AmBev’s consolidated financial statements, because each of the entities was wholly owned by AmBev.

AmBev’s registered office is in São Paulo, SP, Brazil (registration number with the São Paulo Commercial Registry: 35,300,157,770) and its principal executive offices are located at Rua Dr. Renato Paes de Barros, 1017, 4th floor, CEP 04530-001, São Paulo, SP, Brazil, tel.: (5511) 2122-1415, e-mail: ir@ambev.com.br.

Participation of AmBev in the Company.  As of December 21, 2007, AmBev directly owned 375,520,000 Class A shares of the Company (representing approximately 61.24% of outstanding Class A shares, approximately 56.84% of the Company’s outstanding voting shares and approximately 34.53% of the Company’s total equity capital). As of December 21, 2007, AmBev beneficially owned through its subsidiaries an aggregate of 230,920,000 Class A shares (representing approximately 37.86% of outstanding Class A shares, approximately 35.14% of the Company’s outstanding voting shares and approximately 21.35% of the Company’s total equity capital) and 38,388,914 Class B shares (representing approximately 81.35% of outstanding Class B shares (including those held as ADSs), approximately 5.84% of the Company’s outstanding voting shares and approximately 35.49% of the Company’s total equity capital). As of December 21, 2007, Dunvegan S.A. with registered office at Juncal 1327, suite 2201, Montevideo, Uruguay (“Dunvegan”) (an AmBev subsidiary which is also a director of the Company) owns 230,920,000 Class A shares and 12,000,000 Class B shares, which represent approximately 36.97% of the Company’s outstanding voting shares as of that date and approximately 32.44% of the Company’s total equity capital. NCAQ Sociedad Colectiva, a Uruguayan entity, with registered offices at Juncal 1327, suite 2201, Montevideo, Uruguay (“NCAQ”) owns approximately 4.02% of the voting interest and 24.39% of the economic interest of the Company. NCAQ is an indirect subsidiary of AmBev. AmBev’s beneficial interest totals approximately 97.83% of the Company’s outstanding voting shares and approximately 91.36% of the Company’s total equity capital. See below a diagram illustrating the participations of AmBev and the other subsidiaries of AmBev in the Company.

Diagram illustrating the voting and economic interest (excluding Quinsa treasury and unissued shares) of AmBev and the parties acting in concert with us prior to the Offer:

Additional Information About Us and Incorporation by Reference (see - “Documentation Incorporated by Reference”). AmBev is subject to the information requirements of the Exchange Act, and in accordance therewith files periodic reports and other information relating to AmBev’s business, financial condition and other matters. AmBev filed with the Commission its annual report on Form 20-F for the year ended December 31, 2006 on July 9, 2007 and filed a related amendment on Form 20-F/A on November 23, 2007. We hereby incorporate the Form 20-F and Form 20-Fs into this Offer Document by reference. AmBev furnished to the Commission its current reports on Form 6-K on March 2, 2007, March 7, 2007, May 10, 2007, August 15, 2007, August 20, 2007, November 8, 2007, November 9, 2007, December 10, 2007 and December 26, 2007, each of which we also hereby incorporate into this Offer Document by reference. Pursuant to Rule 14d-100 under the Exchange Act, we have filed with the Commission a Schedule TO, which includes additional information with respect to the Offer. Further, we have filed with the Commission a Schedule TO-C, which includes additional information with respect to the Offer and which we hereby incorporate into this Offer Document by reference. Such material and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the Commission’s customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports and information statements and other information regarding registrants, including us, that file electronically with the Commission.

You can obtain the documents described under “Additional Information” and any of the documents incorporated by reference in this document from us or from the Commission’s website at the Commission’s website described above. You can obtain the documents described under “Additional Information” and documents incorporated by reference in this Offer Document, as well as this Offer Document itself, from us, without charge, by requesting them in writing or by telephone from us at the office of Rua Dr. Renato Paes de Barros, 1017, 4th floor, CEP 04530-001, São Paulo, SP, Brazil, tel.: (5511) 2122-1415, e-mail: ir@ambev.com.br. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request. You can obtain free of charge a copy of AmBev’s annual report on Form 20-F for the year ended December 31, 2006, and certain other of our reports from AmBev’s website at http://www.ambev-ir.com and at the offices of Bank of New York, Luxembourg. You can obtain free of charge a copy of AmBev’s annual accounts from the Share Tender Agent at the address set forth on the back cover page of this Offer Document. You can further obtain free of charge a copy of this Offer Document from the Company’s website, from AmBev’s website, from the Commission’s website, or from the Information Agent at the address set forth on the back cover page of this Offer Document.

9.	PAST CONTRACTS; TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS BETWEEN AMBEV AND THE COMPANY.

1) On January 31, 2003, NCAQ, an indirect subsidiary of AmBev, acquired 26,388,914 Class B shares of Quinsa in exchange for the Southern Holding Shares (as defined in the Share Exchange Agreement dated as of May 1, 2002, among AmBev and Quinsa).

2) Also on January 31, 2003, Dunvegan S.A. (“Dunvegan”), an indirect subsidiary of AmBev, acquired 230,920,000 Class A common shares of the Company from Beverage Associates Corp. (“BAC”) for an aggregate purchase price of $346,380,000.

3) Also on January 31, 2003, BAC and AmBev purchased 6,056,656 and 8,024,234 shares, respectively, of QIB, a subsidiary of Quinsa, from Heineken International B.V. (“Heineken”) for an aggregate purchase price of $44,161,755 and $58,508,245, respectively.

4) After January 31, 2003, Dunvegan acquired 12,000,000 Class B shares of Quinsa in market transactions for an aggregate purchase price of approximately $83,300,000.

5) On April 13, 2006, BAC, AmBev and Quinsa executed a Letter Agreement (the “2006 Letter Agreement”) pursuant to which, subject to certain conditions described therein, BAC (or its affiliates) would sell, assign, transfer and deliver to AmBev, and AmBev (or its affiliates) would purchase and accept from BAC (or its affiliates), 373,520,000 Class A shares owned by BAC. In the 2006 Letter Agreement, BAC and AmBev agreed that, notwithstanding anything to the contrary contained in the Stock Purchase Agreement, BAC and AmBev would not be permitted to exercise their respective exchange options under the Stock Purchase Agreement dated as of May 1, 2002, between BAC and AmBev.

6) On August 8, 2006 (the “Closing Date”), BAC transferred all right, title and interest of BAC and its affiliates in and to the Remaining Shares to Beverage Associates Holding Ltd. (“BAH”) and sold all of the issued and outstanding shares of BAH (“BAH Shares”) to AmBev in lieu of 373,520,000 Class A shares for a purchase price of US$1,252,572,033 in accordance with the terms of the 2006 Letter Agreement. In addition, on the Closing Date, BAC and AmBev entered into certain agreements in order to reflect the transfer of the Remaining Shares to, and ownership of 373,520,000 Class A shares by, BAH and the sale to AmBev of the BAH Shares. As a consequence of these transactions, certain agreements executed among BAC, AmBev and Quinsa (including the Quinsa Shareholders Agreement that provided for the joint control of Quinsa and shared board representation between BAC and AmBev) were terminated (on the terms set forth in the respective termination agreements).

7) On January 25, 2007, AmBev launched a voluntary offer, through its wholly-owned subsidiary BAH to purchase up to 6,872,480 Class A shares and up to 8,661,207 Class B shares (including Class B shares held as ADSs) of Quinsa. On April, 19, 2007, the offer expired and the minimum tender condition of the offer was not satisfied and as a result, the offer was withdrawn without BAH purchasing any Class A shares or Class B shares.

8) On June 29, 2007, BAH was merged into AmBev, which became the legal successor of BAH’s interest in Quinsa.

9) On December 21, 2007, AmBev entered into stock purchase agreements with three of the Company’s largest shareholders (other than AmBev) who on that date held 0.01% of Quinsa’s outstanding Class A shares and 7.4% of Quinsa’s outstanding Class B shares (39.7% of the outstanding Class B shares not owned by AmBev and its affiliates as of that date). Pursuant to the terms of the stock purchase agreements, the selling shareholders agreed to tender and not withdraw their shares pursuant to the Offer. The parties also agreed that if more than 5,968,722 Class B shares are tendered and not withdrawn pursuant to this Offer by January 30, 2008 AmBev will increase the price paid for the selling shareholders’ shares to $4.125 per Class A share, $41.25 per Class B share and $82.50 per ADS. Subject to certain conditions set forth in the stock purchase agreements, if the selling shareholders do not tender their shares or the tender offer is not consummated, AmBev will purchase the shares from the selling shareholders in transactions not pursuant to the Offer.

10) As of the date hereof, AmBev beneficially owns approximately 97% of all the outstanding voting shares of the Company.

10.	INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS.

As of December 21, 2007, the Company had issued and outstanding 609,923,950 Class A shares and 47,188,974 Class B shares (including those held as ADSs), net of shares held by the Company in treasury and unissued shares. As of that date, Class A shares beneficially owned by AmBev represented, in the aggregate, approximately 91.98% of the Company’s outstanding voting shares and approximately 55.87% of the Company’s total equity capital, and Class B shares beneficially owned by AmBev (including those owned as ADSs) represented, in the aggregate, approximately 5.84% of the Company’s outstanding voting shares and approximately 35.49% of the Company’s total equity capital.

The Class A shares we are offering to purchase pursuant to the Offer represent approximately 0.9% of the Class A shares outstanding as of December 21, 2007, approximately 0.83% of the Company’s outstanding voting shares as of that date and approximately 0.51% of the Company’s total equity capital as of that date, in each case, net of shares held by the Company in treasury and unissued shares. The Class B shares (including those held as ADSs) we are offering to purchase pursuant to the Offer represent approximately 18.65% of the Class B shares (including those held as ADSs) outstanding as of December 21, 2007, approximately 1.34% of the Company’s outstanding voting shares as of that date and approximately 8.13% of the Company’s total equity capital as of that date, in each case, net of shares held by the Company in treasury and unissued shares.

As of December 21, 2007, Dunvegan S.A. (an AmBev subsidiary which is also a director of the Company) owns 230,920,000 Class A shares and 12,000,000 Class B shares, which represent approximately 36.97% of the Company’s outstanding voting shares as of that date and approximately 32.44% of the Company’s total equity capital of the Company. No other director or executive officer of the Company, AmBev or its affiliates own any Class A shares or Class B shares (including ADSs). AmBev and its affiliates (including Dunvegan) will not, directly or indirectly, tender any Class A shares or Class B shares or ADSs pursuant to the Offer.

Assuming we purchase any and all outstanding Class A shares and Class B shares (including those held as ADSs), AmBev will beneficially own 100% of the Company’s outstanding Class A shares, 100% of the Company’s outstanding Class B shares, 100% of the Company’s outstanding voting shares and 100% of the Company’s total equity capital.

The business address of Dunvegan is Rua Dr. Renato Paes de Barros, 1017, 4th floor, CEP 04530-001, São Paulo, SP, Brazil.

Recent Securities Transactions.  Based on our records and on information provided to us by our directors, executive officers and subsidiaries, neither we nor any of our affiliates or subsidiaries nor, to the best of our knowledge, any of our or our subsidiaries’ directors and executive officers, nor any associates or subsidiaries of any of the foregoing, has effected any transactions involving Class A shares or Class B shares or ADSs during the 60 days prior to December 26, 2007.

Agreements, Arrangements or Understandings.  Except as otherwise described in this Offer Document and in AmBev’s Annual Report on Form 20-F for the year ended December 31, 2006, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any of the Company’s securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11.	APPRAISAL RIGHTS.

The current Luxembourg laws applicable to the Offer do not provide for appraisal rights for remaining minority shareholders of the Company.

12.	LEGAL MATTERS; REGULATORY APPROVALS.

On December 27, 2007, the draft Offer Document was filed with the CSSF in its capacity as competent authority pursuant to the Luxembourg Laws of December 23, 1998 and July 13, 2007. The CSSF indicated on

December 27, 2007 that it does not object to the Offer proceeding in Luxembourg or pursuant to this Offer Document. The Offer will be governed by general provisions of Luxembourg law and will not fall within the scope of the Luxembourg law of May 10, 2006 implementing EC Directive 2004/25 on takeovers.

Upon the commencement of the Offer, AmBev will file this Offer Document with the SEC for review and approval.

We are not aware of any license or regulatory permit that appears material to our or AmBev’s business that might be adversely affected by our acquisition of the Class A shares or Class B shares (including those held as ADSs) as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the Class A shares or Class B shares (including those held as ADSs) as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment for the Class A shares and/or Class B shares and/or ADSs tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our or our affiliates’ business and financial condition. Our obligations under the Offer to accept the Class A shares and/or Class B shares and/or ADSs for payment and pay for the Class A shares and/or Class B shares and/or ADSs is subject to conditions. See “The Offer — Section 5”.

13.	EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

Once the terms and conditions of the Offer have been made public, they may not be amended except if such amendment is more favorable for the shareholders of the Company, except under the limited circumstance where AmBev has reserved the right to decrease the tender offer price to the original price if, subsequent to an increase in the tender offer price, tendered Class B shares are withdrawn such that fewer than 5,968,722 Class B shares are tendered and not withdrawn. Any material modifications must be made public — by means of a supplement to the original offer document — and the closing of the offer acceptance period may not take place until a reasonable time after the publication of such amendments. Any supplement to the offer document will have to be reviewed by the CSSF.

Subject to compliance with applicable law, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in “The Offer — Section 5” shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Class A shares and/or Class B shares and/or ADSs by giving oral or written notice of such extension to the Share Tender Agent and the ADS Tender Agent and making a public announcement of such extension.

We also reserve the right, in our sole discretion, to terminate the Offer and not accept for payment or pay for any Class A shares and/or Class B shares and/or ADSs not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Class A shares and/or Class B shares and/or ADSs upon the occurrence of any of the conditions specified in “The Offer — Section 5” by giving oral or written notice of such termination or postponement to the Share Tender Agent and the ADS Tender Agent and making a public announcement of such termination or postponement.

We have entered into three stock purchase agreements pursuant to which certain shareholders of the Company can request that we terminate the Offer if the Offer is not consummated by February 15, 2008. We reserve the right to terminate the Offer and not accept for payment or pay for any Class A shares and/or Class B shares and/or ADSs not theretofore accepted for payment or paid for if we are required to terminate the Offer pursuant to any of these stock purchase agreements.

If we change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rule 14d-4(d) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

14.	FEES AND EXPENSES.

We have retained Credit Suisse Securities (USA) LLC to act as Dealer Manager in connection with the Offer. Credit Suisse Securities (USA) LLC will receive a fee of $650,000 (net of the fees paid to the Share Tender Agent, ADS Tender Agent and Information Agent) for serving as Dealer Manager in connection with the Offer. We have also agreed to reimburse the Dealer Manager for reasonable and documented out-of-pocket expenses incurred by them in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

We have selected Innisfree M&A Incorporated to act as Information Agent, The Bank of New York, London to act as the Share Tender Agent and The Bank of New York to act as ADS Tender Agent in connection with the Offer. The Information Agent may contact holders of shares by mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent, the Share Tender Agent and the ADS Tender Agent will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Class A shares and/or Class B shares and/or ADSs pursuant to the Offer. Shareholders holding Class A shares and/or Class B shares and/or ADSs through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders (1) tender Class A shares and/or Class B shares through such brokers or banks, and not directly to the Share Tender Agent, or (2) tender ADSs through such brokers or banks, and not directly to the ADS Tender Agent. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Class A shares and/or Class B shares and/or ADSs held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of us, the Dealer Manager, the Information Agent, the ADS Tender Agent or the Share Tender Agent for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Class A shares and/or Class B shares and/or ADSs except as otherwise provided in this document and Instruction 7 in the ADS Letter of Transmittal.

The Company has paid Citigroup $200,000 for delivering its opinion. The Company has also agreed to pay the fees of its legal advisers, Davis Polk & Wardwell and Elvinger, Hoss & Prussen, which are expected to be $450,000. No other fees or expenses have been paid or are payable by the Company in connection with this transaction.

15.	MISCELLANEOUS.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Class A shares and/or Class B shares and/or ADSs pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Class A shares and/or Class B shares and/or ADSs in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 14d-100 under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the places and in the manner set forth in “The Offer — Section 8”.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR CLASS A SHARES AND/OR CLASS B SHARES AND/OR ADSs IN THE OFFER OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR CLASS A SHARES AND/OR CLASS B SHARES AND/OR ADSs. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTERS OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER OR ANY OTHER AGENT WORKING FOR US.

December 28, 2007.

The Letters of Transmittal, certificates for shares, ADRs evidencing ADSs and any other required documents should be sent or delivered by or on behalf of each tendering holder to the Share Tender Agent or the ADS Tender Agent (as applicable) at one of their addresses set forth below:

The ADS Tender Agent for the Offer is:

THE BANK OF NEW YORK

By Mail: The Bank of New York Tender & Exchange Department P.O. Box 11248 Church Street Station New York, NY 10286-1248	By Hand or Overnight Delivery: The Bank of New York Tender & Exchange Department 101 Barclay Street Receive and Deliver Window-Street Level New York, NY 10286	For Notice of Guaranteed Delivery: (for Eligible Institutions only) By Facsimile Transmission: (212) 815-6433 To Confirm Facsimile Transmission Only: (212) 815-6212

The Share Tender Agent for the Offer is:

THE BANK OF NEW YORK, LONDON

By Mail:

The Bank of New York, London
One Canada Square
London E14 5AL

Attn: Mark Jeanes/Daniel Giles
Phone: +44 207 964 4468/+44 207 964 7394
Fax: +44 207 964 6399

In Luxembourg please contact:
The Bank of New York (Luxembourg) S.A.
Aerogolf Center
1A, Hoehenhof
L-1736 Senningerberg
Luxembourg

Attn: Peter Bun/Luc Biever
Phone: +352 34 20 90 5630/+352 34 20 90 5635
Fax: +352 34 20 90 6035

By Hand or Overnight Delivery:

The Bank of New York, London
One Canada Square
London E14 5AL

Attn: Mark Jeanes/Daniel Giles
Phone: +44 207 964 4468/+44 207 964 7394
Fax: +44 207 964 6399

In Luxembourg please contact:
The Bank of New York (Luxembourg) S.A.
Aerogolf Center
1A, Hoehenhof
L-1736 Senningerberg
Luxembourg

Attn: Peter Bun/Luc Biever
Phone: +352 34 20 90 5630/+352 34 20 90 5635
Fax: +352 34 20 90 6035

DELIVERY OF THE LETTERS OF TRANSMITTAL TO AN ADDRESS OTHER THAN THE APPLICABLE ADDRESS AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE ADS TENDER AGENT OR THE SHARE TENDER AGENT.

Questions or requests for assistance may be directed to the Information Agent, the Dealer Manager or the Share Tender Agent at their respective telephone numbers and addresses set forth on this page. Requests for additional copies of the Offer Document, the related Letters of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent or the Share Tender Agent at their respective telephone numbers and addresses set forth on this page. Shareholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Class A shares and/or Class B shares, shareholders are directed to contact the Share Tender Agent. To confirm delivery of ADSs, shareholders are directed to contact the ADS Tender Agent.

The Information Agent for the Offer is:

INNISFREE M&A INCORPORATED

501 Madison Avenue, 20th Floor
New York, New York 10022
United States of America

1-877-750-9501 (Toll-free in the U.S. and Canada)
00 800 7710 9970 (Freephone in the EU)
+1-412-232-3651 (Shareholders call collect from all other countries)
1-212-750-5833 (Banks and Brokers call collect)

The Dealer Manager for the Offer is:

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue
New York, New York 10010
United States of America

Attn: Equity Capital Markets
Call Toll-free: 800-318-8219